Exhibit 2.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION.
THIS ANNOUNCEMENT IS NOT A U.S. PROXY STATEMENT AND INVESTORS SHOULD NOT MAKE ANY INVESTMENT DECISION IN RELATION TO THE EXISTING JOUNCE SHARES OR NEW SHARES EXCEPT ON THE BASIS OF THE INFORMATION IN THE SCHEME DOCUMENT AND THE JOUNCE PROXY STATEMENT WHICH ARE PROPOSED TO BE PUBLISHED IN DUE COURSE.
THIS ANNOUNCEMENT IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO AND DOES NOT CONSTITUTE, OR FORM PART OF, AN OFFER, INVITATION OR THE SOLICITATION OF AN OFFER OR INVITATION TO PURCHASE, OTHERWISE ACQUIRE, SUBSCRIBE FOR, SELL OR OTHERWISE DISPOSE OF ANY SECURITIES, OR THE SOLICITATION OF ANY VOTE OR APPROVAL IN ANY JURISDICTION, PURSUANT TO THE BUSINESS COMBINATION OR OTHERWISE, NOR SHALL THERE BE ANY SALE, ISSUANCE OR TRANSFER OF SECURITIES IN ANY JURISDICTION IN CONTRAVENTION OF APPLICABLE LAW.
THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION AS DEFINED IN ARTICLE 7 OF THE MARKET ABUSE REGULATION NO. 596/2014 AS IT FORMS PART OF DOMESTIC LAW IN THE UNITED KINGDOM BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (“UK MAR”). UPON THE PUBLICATION OF THIS ANNOUNCEMENT, THIS INSIDE INFORMATION IS NOW CONSIDERED TO BE IN THE PUBLIC DOMAIN.
FOR IMMEDIATE RELEASE
23 February 2023
RECOMMENDED BUSINESS COMBINATION
OF
REDX PHARMA PLC AND JOUNCE THERAPEUTICS, INC.
to be implemented by means of a Scheme of Arrangement under Part 26 of the Companies Act 2006 immediately preceded by one or more mergers under Delaware law
Summary
•The boards of Redx Pharma plc (“Redx”) and Jounce Therapeutics, Inc. (“Jounce”) are pleased to announce that they have reached agreement on the terms and conditions of a unanimously recommended all share merger and the Mergers (as defined below) (the “Business Combination”) to combine the Redx Group and Jounce Group to form the “Enlarged Group”. It is intended that the Business Combination will be implemented by way of a court-sanctioned scheme of arrangement of Redx under Part 26 of the Companies Act, immediately preceded by a merger transaction between RM Special Holdings 3, LLC, an entity controlled by Redmile (which manages entities holding in aggregate approximately 73% of the issued ordinary share capital of Redx) (“RM3”) and Jounce and its affiliates (the “Redmile Merger”), which together will result in Jounce owning the entire issued and to be issued ordinary share capital of Redx. Further details of the Redmile Merger and the ability for eligible Redx Shareholders to also sell their shares in Redx via a similar merger transaction are set out in this Announcement.
•The Business Combination will create a transatlantic organisation specialised in developing both small molecule targeted therapeutics and antibody drug discovery for the treatment of cancer and fibrotic diseases, that will leverage the proven capabilities of both companies, and which has a clinical pipeline with multiple value inflection points in the near and medium term.
•Immediately following completion of the Business Combination, Redx Shareholders will own approximately 63 per cent. and Jounce Shareholders will own approximately 37 per cent. of the share capital of the Enlarged Group (based on the fully diluted share capital of Jounce and the fully diluted share capital of Redx (following conversion of all outstanding Convertible Loan Notes issued by Redx), in each case as at the Latest Practicable Date).
•Under the terms of the Business Combination, Redx Shareholders shall be entitled to receive:
0.2105 Jounce Shares in exchange for each Redx Share (being the “Exchange Ratio”).
•Jounce intends to conduct a reverse stock split of Jounce Shares in conjunction with the Business Combination, with a ratio of one new share for every five outstanding shares of Jounce (the “Reverse Stock Split”). A reverse stock split is a share exchange transaction, without any impact on the amount of the share capital: only the number of outstanding shares is modified. If the Reverse Stock Split is approved by Jounce Shareholders, the Exchange Ratio will be adjusted to 0.0421 Jounce Shares in exchange for each Redx Share.
•At the time of the completion of the Business Combination, Jounce is expected to have around $155 million of cash and cash equivalents, which net of any tail and closing costs results in at least $130 million in cash and cash equivalents being available to the Enlarged Group. Together with Redx’s expected cash at completion this would provide the Enlarged Group with cash runway into H2 2025. Based on Redx’s fully diluted market capitalisation of £244 million ($294 million) as at the Latest Practicable Date and Jounce’s expected cash and cash equivalents at the time of completion, this implies a market value for the Enlarged Group of $425 million, before taking into account the value of Jounce’s existing clinical and non-clinical stage programmes.
•Upon completion of the Business Combination, (i) Jounce Shareholders that held shares in Jounce immediately prior to completion of the Business Combination (including any shares received in respect of Jounce restricted stock units that vest in connection with the Business Combination) shall receive one contractual contingent value right relating to certain existing clinical and non-clinical stage programmes of Jounce (“CVR”) for each outstanding share of Jounce held by such Jounce Shareholder immediately prior to the Business Combination, and (ii) holders of Jounce Share Awards immediately prior to completion of the Business Combination comprising vested options (“Eligible Jounce Awardholders”) shall receive one CVR for each outstanding share of Jounce common stock subject to such options immediately prior to the Business Combination. The CVRs shall entitle the relevant Jounce Shareholders and Eligible Jounce Awardholders to receive, on a pro rata basis, subject to certain terms and conditions, 80% of the net proceeds resulting from any sale, transfer, disposition, spin-off, or license of certain assets relating to such programmes that is consummated within one year following the completion of the Business Combination, subject to one six-month extension term in certain limited circumstances, as set forth in the CVR Agreement. Further terms of the CVRs shall be made available in the Scheme Document.
•The Business Combination is conditional on, amongst other things, the approval of Redx Shareholders and the issue of the New Shares is conditional upon the approval of Jounce Shareholders.
Information on Redx
•Redx is a clinical-stage biotechnology company focused on the discovery and development of novel, small molecule, targeted therapeutics for the treatment of cancer and fibrotic diseases and the emerging area of cancer-associated fibrosis, aiming initially to progress them to clinical proof of concept before evaluating options for further development and potential value creation. Redx’s lead product candidates in clinical under development include the next-generation selective ROCK2 inhibitor RXC007, initially for Idiopathic Pulmonary Fibrosis. ROCK2 inhibition is now a commercially validated target with potential in multiple disease areas, following the recent US FDA approval and launch of the first drug with this mechanism of action. In addition to the ongoing clinical development plan in IPF, Redx has also generated supportive preclinical data that highlights the broad potential of next-generation ROCK2 inhibitors across a number of fibrotic indications where there remains a significant unmet need, which supports potential development opportunities in other interstitial lung diseases and cancer-associated fibrosis. The Porcupine inhibitor RXC004, is being developed as a targeted treatment for Wnt-ligand dependent cancers, and pre-clinically, a GI-targeted ROCK inhibitor RXC008, for the treatment of fibrostenotic Crohn’s disease. Redx has a workforce of approximately 100 employees, and is headquartered in Alderley Park, UK. As at 30 September 2022, Redx had net assets of £33.3 million and a total cash balance of £53.9 million. As at the Latest Practicable Date, Redx had a market capitalisation of approximately £244 million (on a fully diluted basis).
Information on Jounce
•Jounce is a clinical-stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumours and provide long-lasting benefits to patients through a biomarker-driven approach. Jounce is headquartered in Cambridge, Massachusetts, USA. Jounce is listed on the Nasdaq Global Select Market (NasdaqGS) and its shares trade under the ticker symbol “JNCE”.
•For the nine months ended 30 September 2022, Jounce reported total assets of $158.1 million and a cash, cash equivalents and marketable securities balance of $130.3 million. On 27 December 2022, Jounce reported that it had entered into an asset purchase and license amendment agreement with Gilead Sciences, Inc. (“Gilead”) pursuant to which Gilead paid Jounce $67.0 million in exchange for Jounce agreeing to eliminate all remaining financial obligations of Gilead to Jounce under Jounce's exclusive licence agreement for development and commercialisation of GS-1811 (formerly JTX-1811) with Gilead and to transfer to Gilead certain patents and know-how related to licensed products under such license agreement. As at the Latest Practicable Date, Jounce had a market capitalisation of approximately $60 million (c. £50 million) (on a fully diluted basis).

Governance of the Enlarged Group
•Following completion of the Business Combination, the board of the Enlarged Group is expected to have nine members including:
oJane Griffiths, currently Redx Chair will become the non-executive chair of the Enlarged Group;
oLisa Anson currently Redx Chief Executive Officer will become the Chief Executive Officer and an executive director of the Enlarged Group;
othe board of the Enlarged Group will include directors from Redx and Jounce in line with the relative shareholding percentages in the Enlarged Group; and
oPeter Collum currently Redx Chief Financial Officer will become the Chief Financial Officer of the Enlarged Group.
Redx Recommendation
•The Redx Directors, who have been so advised by Centerview as to the financial terms of the Business Combination, unanimously consider the terms of the Business Combination to be fair and reasonable. In providing its advice to the Redx Directors, Centerview has taken into account the commercial assessments of the Redx Directors. Centerview is providing independent financial advice to the Redx Directors for the purposes of Rule 3 of the Code.
•Accordingly, the Redx Directors intend to recommend unanimously that Scheme Shareholders vote in favour of the Scheme at the Court Meeting and Redx Shareholders vote in favour of the resolution to be proposed at the General Meeting, as those Redx Directors who hold Redx Shares have irrevocably undertaken to do, subject to certain exceptions, in respect of their own beneficial holdings of 1,710,741 Redx Shares representing, in aggregate, approximately 1.46 per cent. of the ordinary share capital of Redx in issue on the Latest Practicable Date (excluding the Redx Shares held by RM3).
•Jounce has also received an irrevocable undertaking to, subject to certain exceptions, vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting from: (i) Sofinnova Crossover I SLP in respect of a total of 44,061,134 Redx Shares, representing, in aggregate, approximately 37.6 per cent. of the ordinary share capital of Redx in issue on the Latest Practicable Date (excluding the Redx Shares held by RM3); (ii) Redco II Master Funds, L.P. in respect of a total of 27,461,017 Redx Shares, representing, in aggregate, approximately 23.5 per cent. of the ordinary share capital of Redx in issue on the Latest Practicable Date (excluding the Redx Shares held by RM3); and (iii) Polar Capital Funds Plc for and on behalf of Polar Capital Funds PLC- Healthcare Opportunities Funds in respect of a total of 16,434,331 Redx Shares, representing, in aggregate, approximately 14.0 per cent. of the ordinary share capital of Redx in issue on the Latest Practicable Date (excluding the Redx Shares held by RM3). RM3 (and any other Electing Merger Participant) will not be a Scheme Shareholder and therefore will not be entitled to vote in respect of the Scheme at the Court Meeting.

•Jounce has therefore received irrevocable undertakings to, subject to certain exceptions, vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting in respect of a total of 89,667,223 Redx Shares representing, in aggregate, approximately 76.6 per cent. of the ordinary share capital of Redx in issue on the Latest Practicable Date (excluding the Redx Shares held by RM3). RM3 (and any other Electing Merger Participant) will not be a Scheme Shareholder and therefore will not be entitled to vote in respect of the Scheme at the Court Meeting.
•Jounce has also received an irrevocable undertaking from RM3 in respect of a total of 217,880,610 Redx Shares, representing, in aggregate, approximately 65.1 per cent. of the ordinary share capital of Redx in issue on the Latest Practicable Date to, subject to certain exceptions, vote in favour of the resolution to be proposed at the General Meeting.
•RM3 has also entered into the Redmile Merger Agreement with Jounce and a wholly owned subsidiary of Jounce which commits RM3, subject to certain exceptions, to proceed with the Redmile Merger conditional on the Court having issued the Court Order.
•Further details of these irrevocable undertakings are set out in Appendix 3 to this Announcement.
Redmile Merger
•RM3 is a special purpose vehicle organised as a limited liability company under the laws of the State of Delaware, United States and is classified as an association taxable as a corporation for U.S. federal income tax purposes. RM3’s sole assets are its Redx Shares and Convertible Loan Notes issued by Redx with a principal amount of £11 million and RM3 has no liabilities.
•Jounce and one of its wholly-owned subsidiaries have entered into a merger agreement with RM3 (the “Redmile Merger Agreement”) pursuant to which:
oconditional upon the Court sanctioning the Scheme and issuing the Court Order, RM3 agrees to convert the Convertible Loan Notes held by it into Redx Shares, with such conversion effective immediately prior to completion of the mergers contemplated pursuant to the Redmile Merger Agreement (as set out below); and
oconditional upon the Court having sanctioned the Scheme and issuing the Court Order, the Redmile Merger shall consist of the following steps, and will be effective immediately prior to the Scheme becoming effective: (a) a wholly-owned subsidiary of Jounce will merge with and into RM3 (as a result of which RM3 will be the surviving entity and will become a wholly-owned subsidiary of Jounce) and Jounce will issue 61,079,462 Jounce Shares (subject to any adjustment to reflect the Exchange Ratio, as adjusted, including as a result of the Reverse Stock Split) to the members of RM3 (which are funds or entities controlled or advised by Redmile), immediately following which (b) RM3 will merge with and into Jounce.
•The number of Jounce Shares to be issued to the members of RM3 is the number of Jounce Shares which would have been issued to RM3 if the Redx Shares held by RM3 (following conversion of the Convertible Loan Notes held by RM3) had been subject to the Scheme.

•The Redmile Merger Agreement includes certain representations and warranties and other undertakings to Jounce, including that the only assets of RM3 are securities in Redx and that it has no liabilities and has conducted no business whatsoever other than the holding of securities in Redx. The members of RM3 and Jounce have entered into (i) a letter agreement (the “RM3 Shareholder Letter”) providing an indemnity in respect of any breach of certain representations and warranties given by RM3 in the Redmile Merger Agreement, and (ii) a registration rights agreement (the “Registration Rights Agreement”) pursuant to which the members of RM3 are granted certain customary registration rights related to the shares to be held by such members in Jounce.
•Redx Shareholders that meet the criteria set out below as at the date of this Announcement and who will continue to meet this criteria through to the date of completion of the Merger are also being offered the opportunity to request within a period of 27 days after this Announcement (being 22 March 2023) that their Redx Shares be transferred to Jounce and its affiliates by a merger process, similar to the Redmile Merger and pursuant to a merger agreement that is substantially similar to the Redmile Merger Agreement (collectively the “Merger Steps”). In order to make such request, the Redx Shareholder must be at the time of this Announcement and must remain immediately prior to the Scheme becoming effective:
oa U.S. entity that can participate in a merger pursuant to the Delaware Limited Liability Company Act;
oa special purpose entity the only assets of which are securities in Redx and which has no liabilities, and that has conducted no business whatsoever at any time other than the holding of securities in Redx;
oa “United States person” within the meaning of Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended (the “IRC”), that is classified as an association taxable as a corporation for U.S. federal income tax purposes; and
oowned entirely by investors which qualify as an “accredited investor” within the meaning of Rule 501(a) under the U.S. Securities Act of 1933, as amended and a “qualified investor” within the meaning of Article 2(e) of Commission Delegated Regulation (EU) 2017/1129, as amended, as the same forms part of domestic legislation in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended.
•Any Redx Shareholder who wishes to participate in the Merger Steps (and qualifies to do so, on the basis set out above) will be required to enter into a merger agreement with Jounce on substantively the same terms as the Redmile Merger Agreement (taking into account that such shareholders do not hold a majority shareholding as RM3 does in Redx or convertible notes). In particular, Redx Shareholders which may be eligible to participate in the Merger Steps should take into account the fact that the agreements relating to the merger will require the member or members of the shareholder group to give certain contractual undertakings to Jounce which could result in potential liability of such participating shareholders and potential additional liability to themselves owed to Jounce.

•It is recommended that Redx Shareholders considering participating in the Merger Steps take advice from an appropriate professional on whether or not the shareholder will, in fact, benefit from participating in the Merger Steps.
•If any Redx Shareholder believes that it is eligible to participate in the Merger Steps and wishes to do so, it should send notice for the attention of the General Counsel and Company Secretary to legalnotices@redxpharma.com by no later than 22 March 2023 including:
othe identity, address, phone number and email of the shareholder, evidence of its shareholding and a copy of its certificate of organisation as a Delaware limited liability company;
oevidence that it is a United States person, within the meaning of Section 7701(a)(30) of the IRC, that is organised as a limited liability company and treated as an association taxable as a corporation for U.S. federal income tax purposes;
oa certified statement of that entity’s ultimate beneficial owner or owners;
ocertified copies of documents evidencing the identity and address of such ultimate beneficial owner or owners (and such other ‘know your company’ and anti-money laundering documents as Jounce may reasonably request);
oconfirmation from a duly authorised officer of the entity that:
the only asset of the entity is securities in Redx and that it has no liabilities and has conducted no business whatsoever other than the holding of securities in Redx;
its member or members are willing and able to (i) enter into substantially similar agreements to the Redmile Merger Agreement and the RM3 Shareholder Letter (taking into account such shareholders do not hold a majority shareholding as RM3 does in Redx) – including customary representations and warranties, indemnity, and other undertakings through the merger agreement or shareholder agreement; (ii) provide satisfactory response to reasonable due diligence requests from Jounce); and (iii) provide contractual comfort to Jounce that the only assets of the eligible Redx Shareholder are securities in Redx and that it has no liabilities and has conducted no business whatsoever other than the holding of securities in Redx;
all investors in the entity qualify as an “accredited investor” within the meaning of Rule 501(a) under the U.S. Securities Act of 1933; and
all investors in the entity qualify as a “qualified investor” within the meaning of Article 2(e) of Commission Delegated Regulation (EU) 2017/1129, as amended, as the same forms part of domestic legislation in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended.

Redx Shareholders who participate in the Merger Steps in accordance with these requirements are referred to in this Announcement as “Electing Merger Participants”, and any such merger being an “Elected Merger”, together with the Redmile Merger being the “Mergers”.
Jounce Recommendation
•Issuance of the New Shares requires approval of the requisite majority of Jounce Shareholders at the special meeting of the Jounce Shareholders (and any adjournment thereof) to be convened for the purpose of considering, and, if thought fit, approving, the Jounce Resolutions (as defined below) (the “Jounce Special Meeting”).
•An amendment of Jounce’s certificate of incorporation to effect the proposed reverse stock split requires a resolution by Jounce shareholders to be approved by a simple majority of the issued and outstanding Jounce Shares as of the record date of the Jounce Special Meeting. Approval of the Reverse Stock Split by Jounce Shareholders is not a condition to the implementation of the Business Combination, which absent such approval shall proceed on the basis of an Exchange Ratio of 0.2105 Jounce Shares in exchange for each Redx Share.
•After consideration, including review of the terms and conditions of the Business Combination in consultation with Jounce’s management, as well as Jounce’s financial and legal advisers, the Jounce Directors, by vote at a meeting on 22 February 2023, (i) approved, declared advisable and adopted the Co-Operation Agreement, including the terms of the CVR Agreement and the associated voting and support agreements; (ii) determined that the Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, Jounce and the Jounce Shareholders, (iii) resolved to recommend that the Jounce Shareholders approve the issuance of the New Shares, and (iv) resolved to enter into the Redmile Merger Agreement and the transaction agreements contemplated thereby, including the RM3 Shareholder Letter and the Registration Rights Agreement, and a similar merger agreement with any Redx Shareholder that satisfies the requirements set out in this Announcement to participate in the Merger Steps.
•Accordingly, the Jounce Directors intend to recommend unanimously that Jounce Shareholders approve the resolutions to be put to them at the Jounce Special Meeting in due course in connection with the Business Combination (the “Jounce Resolutions”) as those Jounce Directors who hold Jounce Shares have undertaken to so vote, subject to certain exceptions, in respect of their own beneficial holdings of 242,023 Jounce Shares representing, in aggregate, approximately 0.46 per cent. of the share capital of Jounce in issue on the Latest Practicable Date.
•Redx has also received voting and support agreements including an undertaking to vote in favour of the Jounce Resolutions, subject to certain exceptions, from: RTW Master Fund, Ltd, RTW Innovation Master Fund, Ltd., and RTW Venture Fund Limited, Gilead Sciences, Inc., Kimberlee C. Drapkin, Hugh M. Cole, Elizabeth G. Trehu in respect of a total of 10,839,549 Jounce Shares, representing, in aggregate, approximately 20.8 per cent. of the issued and outstanding share capital of Jounce as of the Latest Practicable Date.
Timetable and Conditions

•The Scheme shall be put to Scheme Shareholders at the Court Meeting. In order to become effective, the Scheme must be approved by a majority in number of the Scheme Shareholders voting at the Court Meeting, either in person or by proxy, representing at least 75 per cent. in value of the Scheme Shares voted. In addition, the implementation of the Scheme must also be approved at the General Meeting by Redx Shareholders representing at least 75 per cent. of votes cast at the General Meeting.
•The Conditions to the Business Combination are set out in Appendix 1 to this Announcement, along with certain other terms; the full terms and conditions will be provided in the Scheme Document.
•Further details of the Scheme, including an indicative timetable for its implementation, shall be set out in the Scheme Document which is expected to be despatched to Scheme Shareholders as soon as practicable and at or around the same time as the mailing of the Jounce Proxy Statement.
•The Business Combination is currently expected to complete during the second quarter of 2023, subject to satisfaction or (where applicable) waiver of the Conditions. An expected timetable of key events relating to the Business Combination will be provided in the Scheme Document.
Commenting on the Business Combination, Redx’s Non Executive Chair, Jane Griffiths, said:
“I am delighted to announce this recommended all share merger with Jounce, which will allow us to broaden our asset base and capabilities to discover and develop new drug candidates for cancer and fibrotic disease.  It will also strengthen our cash position so we can progress meaningfully past our current key milestones with our clinical assets. As a Board we believe that having a sole stock- listing on Nasdaq is a critical step, creating improved access to capital markets and specialist long-term investors as we grow the Company.”
Commenting on the Business Combination, Jounce’s Chairman, Jigar Raythatha said:
“We believe the proposed merger is value-enhancing for our shareholders and are excited about the newly combined business. The transaction will result in a strengthened organisation with an expanded pipeline of differentiated assets targeting significant unmet needs in cancer and fibrosis.  We look forward to working closely with the Redx team to finalise the transaction and assist in assimilation of the combined assets and people”.
This summary should be read in conjunction with, and is subject to, the full text of this Announcement (including the Appendices). The Business Combination shall be subject to the Conditions and further terms set out in Appendix 1 to this Announcement and to the full terms and conditions which shall be set out in the Scheme Document. Appendix 2 to this Announcement contains the sources of information and bases of calculations of certain information contained in this Announcement, Appendix 3 to this Announcement contains a summary of the irrevocable undertakings and voting and support agreements received in relation to the Business Combination and Appendix 4 to this Announcement contains definitions of certain expressions used in this summary and in this Announcement.

Enquiries:

Redx Pharma plc UK Headquarters
Lisa Anson, Chief Executive Officer Caitlin Pearson, Head of Communications US Office Peter Collum, Chief Financial Officer	+44 (0) 1625 469 918
FTI Consulting (PR Advisor to Redx) Simon Conway Ciara Martin	+44 (0) 20 3727 1000
Centerview Partners UK LLP (Financial Adviser to Redx)	+44 (0) 20 7409 9700
Richard Girling
Hadleigh Beals
Alexander Elias
SPARK Advisory Partners Limited (Nominated Advisor to Redx)
Matt Davies/ Adam Dawes	+44 (0) 20 3368 3550
WG Partners LLP David Wilson Claes Spång	+44 (0) 20 3705 9330
Jounce Therapeutics, Inc.
Kim Drapkin, Treasurer and Chief Financial Officer	+1 (857) 999 2906
Cowen Execution Services Limited (Financial Adviser to Jounce)
Tanya Joseph Erik Schuchard Giles Roshier	+1 (646) 562 1010 +44 (0) 20 3011 0460

Cooley (UK) LLP is retained as legal adviser to Redx and Ropes & Gray International LLP is retained as legal adviser to Jounce.

Important Notices
Centerview Partners UK LLP (“Centerview”), which is authorised and regulated in the United Kingdom by the FCA, is acting exclusively as financial adviser to Redx and no one else in connection with the Business Combination and will not be responsible to anyone other than Redx for providing the protections afforded to its clients or for providing advice in relation to the Business Combination, the contents of this Announcement or any other matters referred to in this Announcement. Neither Centerview nor any of its affiliates, nor any of Centerview’s and such affiliates’ respective members, directors, officers, controlling persons or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, consequential, whether in contract, in tort, in delict, under statute or otherwise) to any person who is not a client of Centerview in connection with this Announcement, any statement contained herein, the Business Combination or otherwise.
Cowen Execution Services Limited (“Cowen”), which is authorised and regulated in the United Kingdom by the FCA, is acting exclusively as financial adviser to Jounce and no one else in connection with the Business Combination and will not be responsible to anyone other than Jounce for providing the protections afforded to clients of Cowen nor for providing advice in relation to the Business Combination, the contents of this Announcement or any other matters referred to in this Announcement. Neither Cowen nor any of its affiliates, nor any of Cowen’s and such affiliates’ respective members, directors, officers, controlling persons or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, consequential, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Cowen in connection with the Business Combination, this Announcement, any statement contained herein or otherwise.
SPARK Advisory Partners Limited (“SPARK”), which is authorised and regulated in the United Kingdom by the FCA is acting as nominated adviser to Redx and for no one else in connection with the Business Combination and other matters referred to in this Announcement and will not be responsible to anyone other than Redx for providing the protections afforded to its clients or for providing advice in relation to the Business Combination, the contents of this Announcement or any other matters referred to in this Announcement. Neither SPARK nor any of its affiliates, directors or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, consequential, whether in contract, in tort, in delict, under statute or otherwise) to any person who is not a client of SPARK in connection with this Announcement, any statement contained herein, the Business Combination or otherwise.
WG Partners LLP (“WG”), which is authorised and regulated in the United Kingdom by the FCA and is a member of the London Stock Exchange, is acting as a corporate broker to Redx and for no one else in connection with the Business Combination and other matters referred to in this Announcement and will not be responsible to anyone other than Redx for providing the protections afforded to its clients or for providing advice in relation to the Business Combination, the contents of this Announcement or any other matters referred to in this Announcement. Neither WG nor any of its affiliates, directors or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, consequential, whether in contract, in tort, in delict, under statute or otherwise) to any person who is not a client of WG in connection with this Announcement, any statement contained herein, the Business Combination or otherwise.
This Announcement is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase,

otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Business Combination or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.
The Scheme shall be made solely by means of the Scheme Document (together with the Forms of Proxy) (or, if the Business Combination is implemented by way of Takeover Offer, the Takeover Offer document), which shall contain the full terms and conditions of the Business Combination, including details of how to vote in respect of the Business Combination. Any decision in respect of, or other response to, the Business Combination should be made only on the basis of the information in the Scheme Document (or, if the Business Combination is implemented by way of a Takeover Offer, the Takeover Offer document).
This Announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England and Wales.
With input from Jounce, Redx shall prepare the Scheme Document to be distributed to Redx Shareholders. Redx and Jounce urge Redx Shareholders to read carefully the Scheme Document when it becomes available because it shall contain important information relating to the Business Combination (including details of how to vote in respect of the Scheme). Any decision in respect of, or other response to, the Scheme shall be made only on the basis of the information in the Scheme Document.
With input from Redx, Jounce will prepare the Jounce Proxy Statement to be distributed to Jounce Shareholders. Jounce and Redx urge Jounce Shareholders to read carefully the Jounce Proxy Statement when it becomes available because it shall contain important information relating to the Business Combination. Any vote in respect of the Jounce Resolutions to be proposed at the Jounce Special Meeting should be made only on the basis of the information contained in the Jounce Proxy Statement.
This Announcement does not constitute a prospectus or prospectus exempted document.
No person should construe the contents of this Announcement as legal, financial or tax advice and any interested person should consult its own advisers in connection with such matters.
Overseas Shareholders
The release, publication or distribution of this Announcement in or into certain jurisdictions other than the United Kingdom may be restricted by law. Persons who are not resident in the United Kingdom or who are subject to other jurisdictions should inform themselves of, and observe, any applicable requirements.
Unless otherwise determined by Jounce or required by the Code, and permitted by applicable law and regulation, the Business Combination shall not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Business Combination by any such use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this Announcement and all documents relating to the Business Combination are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and persons receiving this Announcement and all documents relating to the Business Combination (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from such jurisdictions where to do so would violate the laws in that jurisdiction.
Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction and, to the fullest extent permitted by applicable law, Redx and Jounce disclaim any responsibility or liability for the violation of such restrictions by any person. The availability of the Business Combination to Redx Shareholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements.
The availability of the Business Combination to Redx Shareholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements.
The Business Combination shall be subject to the applicable requirements of the Code, the AIM Rules, the Panel, the London Stock Exchange and the Financial Conduct Authority.
Additional information for U.S. investors
The Business Combination relates to shares of a UK company and is proposed to be effected, inter alia, by means of a scheme of arrangement under the laws of England and Wales.
Accordingly, the Business Combination is subject to the disclosure and procedural requirements applicable in the United Kingdom to schemes of arrangement which differ from the disclosure requirements of United States tender offer and proxy solicitation rules.
However, if Jounce were (subject to Panel consent) to elect to implement the Business Combination by means of a Takeover Offer, such Takeover Offer shall be made in compliance with all applicable United States laws and regulations, including Section 14(e) and Regulation 14E under the U.S. Exchange Act and any applicable exemptions thereunder. Such a takeover would be made in the United States by Jounce and no one else.
In accordance with normal United Kingdom practice, Jounce or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, shares or other securities of Redx outside of the US, other than pursuant to the Business Combination, until the date on which the Business Combination and/or Scheme becomes effective, lapses or is otherwise withdrawn. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases or arrangements to purchase shall be disclosed as required in the UK, shall be reported to a Regulatory Information Service and shall be available on the London Stock Exchange website at www.londonstockexchange.com.
Each Redx Shareholder is urged to consult their independent professional adviser immediately regarding the tax consequences of the Business Combination applicable to them,

including under applicable United States federal, state and local, as well as overseas and other, tax laws.
Financial information relating to Redx included in this Announcement and the Scheme Document has been or shall have been prepared in accordance with accounting standards applicable in the United Kingdom and may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.
Jounce is organised under the laws of the State of Delaware in the United States of America and Redx is organised under the laws of England and Wales. Some or all of the officers and directors of Redx are residents of countries other than the United States. In addition, some of the assets of Redx and Jounce are located outside the United States. As a result, it may be difficult for U.S. shareholders of Redx to effect service of process within the United States upon Redx or their officers or directors or to enforce against Redx a judgment of a U.S. court predicated upon the securities laws of the United Kingdom.
Important additional information will be filed with the SEC
In connection with the Business Combination, Jounce will file the Jounce Proxy Statement with the SEC. The Jounce Proxy Statement will be mailed to Jounce’s Shareholders as of the record date to be established for voting at the Jounce Special Meeting. This Announcement is not a substitute for the Jounce Proxy Statement or any other document that Jounce may file with the SEC or send to its shareholders in connection with the Business Combination.
Before making any voting decision, holders of Jounce Shares, are urged to read the Jounce Proxy Statement, any amendments or supplements thereto and other relevant documents filed or to be filed with the SEC in connection with the Business Combination, including any documents incorporated by reference therein, carefully and in their entirety when they become available, as they will contain important information in relation to the Business Combination, the parties to the Scheme and related matters.
Any vote of Jounce Shareholders in respect of the resolutions required to approve and implement the Business Combination should be made only on the basis of the information contained in the Jounce Proxy Statement, or any other amended or supplemented documents referred to in the paragraph above.
Forward looking statements
This Announcement (including information incorporated by reference in this Announcement) may contain statements which are, or may be deemed to be, “forward looking statements”. Such forward looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and on numerous assumptions regarding the business strategies and the environment in which Redx, any member of the Redx Group, Jounce, any member of the Jounce Group or the Enlarged Group shall operate in the future and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements.
The forward looking statements contained in this Announcement may relate to Redx, any member of the Redx Group, Jounce, any member of the Jounce Group or the Enlarged Group’s future prospects, developments and business strategies, the expected timing and scope of the Business

Combination and other statements other than historical facts. In some cases, these forward looking statements can be identified by the use of forward looking terminology, including the terms “believes”, “estimates”, “will look to”, “would look to”, “plans”, “prepares”, “anticipates”, “expects”, “is expected to”, “is subject to”, “budget”, “scheduled”, “forecasts”, “synergy”, “strategy”, “goal”, “cost-saving”, “projects” “intends”, “may”, “will”, “shall” or “should” or their negatives or other variations or comparable terminology. Forward looking statements may include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of Jounce’s, any member of the Jounce Group or Redx’s or any member of the Redx Group’s operations, the expected structure, terms, timing and closing, and potential synergies resulting from the Business Combination; (iii) the effects of global economic conditions and governmental regulation on Jounce’s, any member of the Jounce Group or Redx’s business; (iv) areas of focus of the new company and development of pipeline assets; (v) the further clinical development of RXC007 and the anticipated timing of data with respect to RXC007 and other clinical programs; (vi) the composition of the board and management of the combined entity; (vii) any potential CVR payments from potential proceeds generated as a result of transactions on the Jounce clinical programmes; expected cash and cash runway amounts; and (viii) the ability of the cash runway to fund the combined entity through multiple inflection points; and the ability of the proposed transaction to create shareholder value.
By their nature, forward looking statements involve risk and uncertainty because they relate to events and depend on circumstances that occur in the future. These events and circumstances include, but are not limited to, changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates, future business combinations or disposals, and any epidemic, pandemic or disease outbreak. The risks and uncertainties that the forward looking statements set forth herein include, among others, those included under the header “Risk Factors” in the Jounce Annual Report on Form 10-K for the fiscal year ended 31 December 2021 filed with the SEC on 2 March 2022, which is available free of charge at the SEC’s web site at www.sec.gov or by directing a request to Jounce as set forth in “Enquiries” above. If any one or more of these risks or uncertainties materialises or if any one or more of the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Such forward looking statements should therefore be construed in the light of such factors.
Neither Redx or any member of the Redx Group or any of Jounce or any member of the Jounce Group, nor any of their respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward looking statements in this Announcement shall actually occur. Given these risks and uncertainties, potential investors should not place any reliance on forward looking statements.
The forward looking statements speak only at the date of this Announcement. All subsequent oral or written forward looking statements attributable to any member of the Jounce Group or Redx Group, or any of their respective associates, directors, officers, employees or advisers, are expressly qualified in their entirety by the cautionary statement above.
Redx, the Redx Group, Jounce and the Jounce Group and their respective associates, directors, officers, employees and advisers expressly disclaim any obligation to update such statements other than as required by law or by the rules of any competent regulatory authority, whether as a result of new information, future events or otherwise.

No profit forecasts, estimates or quantified financial benefit statements
No statement in this Announcement is intended as a profit forecast, profit estimate or quantified financial benefit statement for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per share for Jounce or Redx, as appropriate, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for Jounce or Redx, as appropriate.
Disclosure requirements of the Code
Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of: (i) the offeree company; and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th Business Day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.
Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of: (i) the offeree company; and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant dealing.
If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they shall be deemed to be a single person for the purpose of Rule 8.3.
Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).
Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at http://www.thetakeoverpanel.org.uk/, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0) 20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Electronic communications
Please be aware that addresses, electronic addresses and certain information provided by Redx Shareholders, persons with information rights and other relevant persons for the receipt of communications from Redx may be provided to Jounce during the Offer Period as requested under Section 4 of Appendix 4 of the Code to comply with Rule 2.11(c) of the Code.
Publication on website and availability of hard copies
A copy of this Announcement shall be made available subject to certain restrictions relating to persons resident in Restricted Jurisdictions on Redx’s website at https://www.redxpharma.com/investor-centre/related-documents/  and on Jounce’s website at https://jouncetx.com/recommended-offer/ by no later than 12 noon (London time) on the Business Day following the date of this Announcement. For the avoidance of doubt, the contents of this website are not incorporated into and do not form part of this Announcement.
Redx Shareholders may request a hard copy of this Announcement by calling Equiniti Limited on +44 (0) 371 384 2030. If calling from outside of the UK, please ensure the country code is used. Calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. Lines are open between 08:30 a.m. - 17:30 p.m., Monday to Friday excluding public holidays in England and Wales or by submitting a request in writing to our Registrars at Equiniti, Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA, UK. If you have received this Announcement in electronic form, copies of this Announcement and any document or information incorporated by reference into this Announcement will not be provided unless such a request is made.
Rounding
Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.
Rule 2.9 of the Code
For the purposes of Rule 2.9 of the Code, Redx confirms that, as at the Latest Practicable Date, it had 334,911,458 ordinary shares of £0.01 each in issue and admitted to trading on AIM. Redx does not hold any shares in treasury. The International Securities Identification Number for the Redx Shares is GB00BSNB6S51.
For the purposes of Rule 2.9 of the Code, Jounce confirms that, as at the Latest Practicable Date, it had 52,140,277 common shares, $0.001 par value per share, outstanding, and such shares are admitted to trading on the Nasdaq Global Select Market (NasdaqGS). The International Securities Identification Number for the Jounce Shares is US4811161011.
General
If the Business Combination is effected by way of a Takeover Offer, and such Takeover Offer becomes or is declared unconditional in all respects and sufficient acceptances are received, Jounce intends to exercise its rights to apply the provisions of Chapter 3 of Part 28 of the Companies Act so as to acquire compulsorily the remaining Redx Shares in respect of which the Takeover Offer has not been accepted.
If you are in any doubt about the contents of this Announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor or independent financial adviser duly authorised under Financial Services and Markets Act 2000 (as amended) if you are resident in the United Kingdom or, if not, from another appropriate authorised independent financial adviser.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION.
THIS ANNOUNCEMENT IS NOT A U.S. PROXY STATEMENT AND INVESTORS SHOULD NOT MAKE ANY INVESTMENT DECISION IN RELATION TO THE EXISTING JOUNCE SHARES OR NEW SHARES EXCEPT ON THE BASIS OF THE INFORMATION IN THE SCHEME DOCUMENT AND THE JOUNCE PROXY STATEMENT WHICH ARE PROPOSED TO BE PUBLISHED IN DUE COURSE.
THIS ANNOUNCEMENT IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO AND DOES NOT CONSTITUTE, OR FORM PART OF, AN OFFER, INVITATION OR THE SOLICITATION OF AN OFFER OR INVITATION TO PURCHASE, OTHERWISE ACQUIRE, SUBSCRIBE FOR, SELL OR OTHERWISE DISPOSE OF ANY SECURITIES, OR THE SOLICITATION OF ANY VOTE OR APPROVAL IN ANY JURISDICTION, PURSUANT TO THE BUSINESS COMBINATION OR OTHERWISE, NOR SHALL THERE BE ANY SALE, ISSUANCE OR TRANSFER OF SECURITIES IN ANY JURISDICTION IN CONTRAVENTION OF APPLICABLE LAW.
THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION AS DEFINED IN ARTICLE 7 OF THE MARKET ABUSE REGULATION NO. 596/2014 AS IT FORMS PART OF DOMESTIC LAW IN THE UNITED KINGDOM BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (“UK MAR”). UPON THE PUBLICATION OF THIS ANNOUNCEMENT, THIS INSIDE INFORMATION IS NOW CONSIDERED TO BE IN THE PUBLIC DOMAIN.
FOR IMMEDIATE RELEASE

23 February 2023
RECOMMENDED BUSINESS COMBINATION
OF
REDX PHARMA PLC AND JOUNCE THERAPEUTICS, INC.
to be implemented by means of a Scheme of Arrangement under Part 26 of the Companies Act 2006 immediately preceded by one or more mergers under Delaware law
1.Introduction
The boards of Redx Pharma plc (“Redx”) and Jounce Therapeutics, Inc. (“Jounce”) are pleased to announce that they have reached agreement on the terms and conditions of a unanimously recommended all share merger and the Mergers (as defined below) (the “Business Combination”) to combine the Redx Group and Jounce Group to form the “Enlarged Group”. It is intended that the Business Combination will be implemented by way of a court-sanctioned scheme of arrangement of Redx under Part 26 of the Companies Act, immediately preceded by a merger transaction between RM Special Holdings 3, LLC, an entity controlled by Redmile (which manages entities holding in aggregate approximately 73% of the issued ordinary share capital of Redx) (“RM3”) and Jounce and its affiliates (the “Redmile Merger”), which together will result in Jounce owning the entire issued and to be issued ordinary share capital of Redx.
2.The Business Combination
Immediately following completion of the Business Combination, Redx Shareholders will own approximately 63 per cent. and Jounce Shareholders will own approximately 37 per cent. of the share capital of the Enlarged Group (based on the fully diluted share capital of Jounce and the fully diluted share capital of Redx (following conversion of all outstanding Convertible Loan Notes issued by Redx), in each case as at the Latest Practicable Date).
Under the terms of the Business Combination, which shall be subject to the Conditions and further terms set out in Appendix 1 to this Announcement and to be set out in the Scheme Document, Redx Shareholders shall be entitled to receive:
0.2105 Jounce Shares in exchange for each Redx Share
Jounce intends to conduct a reverse stock split of Jounce Shares in conjunction with the Business Combination, with a ratio of one new share for every five outstanding shares of Jounce (the “Reverse Stock Split”). A reverse stock split is a share exchange transaction, without any impact on the amount of the share capital: only the number of Jounce outstanding shares is modified. If the Reverse Stock Split is approved by Jounce Shareholders, the Exchange Ratio will be adjusted to 0.0421 Jounce Shares in exchange for each Redx Share.
At the time of the completion of the Business Combination, Jounce is expected to have around $155 million of cash and cash equivalents, which net of any tail and closing costs results in at least $130 million in cash and cash equivalents being available to the Enlarged Group. Together with Redx’s expected cash at completion this would provide the Enlarged Group with cash runway into H2 2025. Based on Redx’s fully diluted market capitalisation of £244 million ($294 million) as at the Latest Practicable Date and Jounce’s expected cash and cash equivalents at the time of completion, this implies a market value for the Enlarged Group of $425 million, before taking into account the value of Jounce’s existing clinical and non-clinical stage programmes.
Upon completion of the Business Combination, (i) Jounce Shareholders that held shares in Jounce immediately prior to completion of the Business Combination (including any shares received in respect of Jounce restricted stock units that vest in connection with the Business Combination) shall receive one contractual contingent value right relating to certain existing clinical and non-clinical stage programmes of Jounce (“CVR”) for each outstanding share of Jounce held by such Jounce Shareholder immediately prior to the Business Combination, and (ii) holders of Jounce Share Awards immediately prior to completion of the Business Combination comprising vested options (“Eligible Jounce Awardholders”) shall receive one CVR for each outstanding share of Jounce common stock subject to such options immediately prior to the Business Combination. The CVRs shall entitle the relevant Jounce Shareholders and the Eligible Jounce Awardholders to receive, on a pro rata basis, subject to certain terms and conditions, 80% of the net proceeds resulting from any sale, transfer, disposition, spin-off, or license of certain assets relating to such programmes that is consummated within one year following the completion of the Business Combination, subject to one six-month extension term in certain limited circumstances, as set forth in the CVR Agreement. Further terms of the CVRs shall be made available in the Scheme Document.
It is expected that the Scheme Document shall be published as soon as practicable and at or around the same time as the mailing of the Jounce Proxy Statement and that the Court Meeting and the General Meeting shall be held during Q2 2023. It is expected that the Jounce Special Meeting shall be held during Q2 2023.
Subject to satisfaction (or waiver, where applicable) of the Conditions, the Scheme is expected to become effective during the second quarter 2023.

3.Background to and reasons for the Business Combination
The Jounce Directors and the Redx Directors both believe this is a compelling transaction that will combine complementary businesses to create a transatlantic organisation specialised in developing both small molecule targeted therapeutics and antibody drug discovery for the treatment of cancer and fibrotic diseases, that will leverage the proven capabilities of both companies, and which has a clinical pipeline with multiple value inflection points in the near and medium term.
Both companies have a strong track record of clinical discovery in novel targets and disease areas and have or have had partnerships or collaborations with world-leading pharmaceutical companies including AstraZeneca, Jazz Pharmaceuticals and Gilead.
Redx and Jounce have track records in discovering targeted candidates in both oncology and fibrotic diseases, and the Enlarged Group is expected to:
i.drive forward its clinical pipeline, with the highest priority being RXC007 which is currently in Phase 2a for IPF, with topline data expected in Q1 2024 and has the potential for expansion of development into other indications including interstitial lung disease and cancer-associated fibrosis;
ii.continue to progress other programmes in clinical and preclinical development, specifically RXC004 through its ongoing Phase 2 trials, and RXC008 through its ongoing IND-enabling studies. Jounce’s clinical programmes will not be pursued in-house beyond the currently ongoing studies;
iii.bring together selective clinical and discovery capabilities to enhance progression of its clinical assets and identification of discovery targets;
iv.have a strong financial foundation to fund the Enlarged Group through multiple important value inflection points; and
v.be headquartered at Alderley Park in the UK with a research and development base in the United States and a listing on Nasdaq, under the ticker Redx to support its targeted future growth.
4.Redx Recommendation
The Redx Directors, who have been so advised by Centerview as to the financial terms of the Business Combination, unanimously consider the terms of the Business Combination to be fair and reasonable. In providing its advice to the Redx Directors, Centerview has taken into account the commercial assessments of the Redx Directors. Centerview is providing independent financial advice to the Redx Directors for the purposes of Rule 3 of the Code.
Accordingly, the Redx Directors intend to recommend unanimously that Scheme Shareholders vote in favour of the Scheme at the Court Meeting and Redx Shareholders vote in favour of the resolution to be proposed at the General Meeting, as those Redx Directors who hold Redx Shares have irrevocably undertaken to do, subject to certain exceptions, in respect of their own beneficial holdings of 1,710,741 Redx Shares representing, in aggregate, approximately 1.46 per cent. of the ordinary share capital of Redx in issue on the Latest Practicable Date (excluding the Redx Shares held by RM3).

Jounce has also received an irrevocable undertaking to, subject to certain exceptions, vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting from: (i) Sofinnova Crossover I SLP in respect of a total of 44,061,134 Redx Shares, representing, in aggregate, approximately 37.6 per cent. of the ordinary share capital of Redx in issue on the Latest Practicable Date (excluding the Redx Shares held by RM3); (ii) Redco II Master Funds, L.P. in respect of a total of 27,461,017 Redx Shares, representing, in aggregate, approximately 23.5 per cent. of the ordinary share capital of Redx in issue on the Latest Practicable Date (excluding the Redx Shares held by RM3); and (iii) Polar Capital Funds Plc for and on behalf of Polar Capital Funds PLC- Healthcare Opportunities Funds in respect of a total of 16,434,331 Redx Shares, representing, in aggregate, approximately 14.0 per cent. of the ordinary share capital of Redx in issue on the Latest Practicable Date (excluding the Redx Shares held by RM3). RM3 (and any other Electing Merger Participant) will not be a Scheme Shareholder and therefore will not be entitled to vote in respect of the Scheme at the Court Meeting.
Jounce has therefore received irrevocable undertakings to, subject to certain exceptions, vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting in respect of a total of 89,667,223 Redx Shares representing, in aggregate, approximately 76.6 per cent. of the ordinary share capital of Redx in issue on the Latest Practicable Date (excluding the Redx Shares held by RM3). RM3 (and any other Electing Merger Participant) will not be a Scheme Shareholder and therefore will not be entitled to vote in respect of the Scheme at the Court Meeting.
Jounce has also received an irrevocable undertaking from RM3 in respect of a total of 217,880,610 Redx Shares, representing, in aggregate, approximately 65.1 per cent. of the ordinary share capital of Redx in issue on the Latest Practicable Date to, subject to certain exceptions, vote in favour of the resolution to be proposed at the General Meeting.
RM3 has also entered into the Redmile Merger Agreement with Jounce and a wholly owned subsidiary of Jounce which commits RM3, subject to certain exceptions, to proceed with the Redmile Merger conditional on the Court having issued the Court Order.
Further details of the irrevocable undertakings are set out in Appendix 3 to this Announcement.
5.Redmile Merger
•RM3 is a special purpose vehicle organised as a limited liability company under the laws of the State of Delaware, United States and is classified as an association taxable as a corporation for U.S. federal income tax purposes. RM3’s sole assets are its Redx Shares and Convertible Loan Notes issued by Redx with a principal amount of £11 million and RM3 has no liabilities.
•Jounce and one of its wholly-owned subsidiaries have entered into a merger agreement with RM3 (the “Redmile Merger Agreement”) pursuant to which:
oRM3 agrees to convert the Convertible Loan Notes held by it into Redx Shares conditional upon the Court sanctioning the Scheme with such conversion effective immediately prior to completion of the mergers contemplated pursuant to the Redmile Merger Agreement (as set out below); and
oconditional upon the Court having sanctioned the Scheme and issued the Court Order, the Redmile Merger shall consist of the following steps, and will be effective immediately prior to the Scheme becoming effective: (a) a wholly-owned subsidiary of Jounce will merge with and into RM3 (as a result of which RM3 will be the surviving entity and will become a wholly-owned subsidiary of Jounce) and Jounce will issue 61,079,462 Jounce Shares to the members of RM3 (which are funds or entities controlled or advised by Redmile), immediately following which (b) RM3 will merge with and into Jounce (subject to any adjustment to reflect the Exchange Ratio, as adjusted, including as a result of the Reverse Stock Split).
•The number of Jounce Shares to be issued to the members of RM3 is the number of Jounce Shares which would have been issued to RM3 if the Redx Shares held by RM3 (following conversion of the Convertible Loan Notes held by RM3) had been subject to the Scheme.
•The Redmile Merger Agreement includes certain representations and warranties and other undertakings to Jounce, including that the only assets of RM3 are securities in Redx and that it has no liabilities and has conducted no business whatsoever other than the holding of securities in Redx. The members of RM3 and Jounce have entered into (i) a letter agreement (the “RM3 Shareholder Letter”) providing an indemnity in respect of any breach of certain representations and warranties given by RM3 in the Redmile Merger Agreement, and (ii) a registration rights agreement (the “Registration Rights Agreement”) pursuant to which the members of RM3 are granted certain customary registration rights related to the shares to be held by such members in Jounce.
•Redx Shareholders that meet the criteria set out below as at the date of this Announcement and who will continue to meet this criteria through to the date of completion of the Merger are also being offered the opportunity to request within a period of 27 days after this Announcement (being 22 March 2023) that their Redx Shares be transferred to Jounce and its affiliates by a merger process, similar to the Redmile Merger and pursuant to a merger agreement that is substantially similar to the Redmile Merger Agreement (collectively the “Merger Steps”). In order to make such request, the Redx Shareholder must be at the time of this Announcement and must remain immediately prior to the Scheme becoming effective:
oa U.S. entity that can participate in a merger pursuant to the Delaware Limited Liability Company Act;
oa special purpose entity the only assets of which are securities in Redx and which has no liabilities, and that has conducted no business whatsoever at any time other than the holding of securities in Redx;
oa “United States person” within the meaning of Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended (the “IRC”), that is classified as an association taxable as a corporation for U.S. federal income tax purposes; and
oowned entirely by investors which qualify as an “accredited investor” within the meaning of Rule 501(a) under the U.S. Securities Act of 1933, as amended and a “qualified investor” within the meaning of Article 2(e) of Commission Delegated Regulation (EU) 2017/1129, as amended, as the same forms part of domestic legislation in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended.
•Any Redx Shareholder who wishes to participate in the Merger Steps (and qualifies to do so, on the basis set out above) will be required to enter into a merger agreement with Jounce on substantively the same terms as the Redmile Merger Agreement (taking into account that such shareholders do not hold a majority shareholding as RM3 does in Redx or convertible notes). In particular, Redx Shareholders which may be eligible to participate in the Merger Steps should take into account the fact that the agreements relating to the merger will require the member or members of the shareholder group to give certain contractual undertakings to Jounce which could result in potential liability of such participating shareholders and potential additional liability to themselves owed to Jounce.
•It is recommended that Redx Shareholders considering participating in the Merger Steps take advice from an appropriate professional on whether or not the shareholder will, in fact, benefit from participating in the Merger Steps.
•If any Redx Shareholder believes that it is eligible to participate in the Merger Steps and wishes to do so, it should send notice for the attention of the General Counsel and Company Secretary to legalnotices@redxpharma.com by no later than 22 March 2023 including:
othe identity, address, phone number and email of the shareholder, evidence of its shareholding and a copy of its certificate of organisation as a Delaware limited liability company;
oevidence that it is a United States person, within the meaning of Section 7701(a)(30) of the IRC, that is organised as a limited liability company and treated as an association taxable as a corporation for U.S. federal income tax purposes;
oa certified statement of that entity’s ultimate beneficial owner or owners;
ocertified copies of documents evidencing the identity and address of such ultimate beneficial owner or owners (and such other ‘know your company’ and anti-money laundering documents as Jounce may reasonably request);
oconfirmation from a duly authorised officer of the entity that:
the only asset of the entity is securities in Redx and that it has no liabilities and has conducted no business whatsoever other than the holding of securities in Redx;
its member or members are willing and able to (i) enter into substantially similar agreements to the Redmile Merger Agreement and the RM3 Shareholder Letter (taking into account such shareholders do not hold a majority shareholding as RM3 does in Redx) – including customary representations and warranties, indemnity, and other undertakings through the merger agreement or shareholder agreement; (ii) provide satisfactory responses to reasonable due diligence requests from Jounce); and (iii) provide contractual comfort to Jounce that the only assets of the eligible Redx

Shareholder are securities in Redx and that it has no liabilities and has conducted no business whatsoever other than the holding of securities in Redx;
all investors in the entity qualify as an “accredited investor” within the meaning of Rule 501(a) under the U.S. Securities Act of 1933; and
all investors in the entity qualify as a “qualified investor” within the meaning of Article 2(e) of Commission Delegated Regulation (EU) 2017/1129, as amended, as the same forms part of domestic legislation in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended.
Redx Shareholders who participate in the Merger Steps in accordance with these requirements are referred to in this Announcement as “Electing Merger Participants”, and any such merger being an “Elected Merger”, together with the Redmile Merger being the “Mergers”.
6.Jounce Recommendation
•Issuance of the New Shares requires approval of the requisite majority of Jounce Shareholders at the special meeting of the Jounce Shareholders (and any adjournment thereof) to be convened for the purpose of considering, and, if thought fit, approving, the Jounce Resolutions (as defined below) (the “Jounce Special Meeting”).
•An amendment of Jounce’s certificate of incorporation to effect the proposed Reverse Stock Split requires a resolution by Jounce shareholders to be approved by a simple majority of the issued and outstanding Jounce Shares as of the record date of the Jounce Special Meeting. Approval of the Reverse Stock Split by Jounce Shareholders is not a condition to the implementation of the Business Combination, which absent such approval shall proceed on the basis of an Exchange Ratio of 0.2105 Jounce Shares in exchange for each Redx Share.
•After consideration, including review of the terms and conditions of the Business Combination in consultation with Jounce’s management, as well as Jounce’s financial and legal advisers, the Jounce Directors, by vote at a meeting on 22 February 2023 (i) approved, declared advisable and adopted the Co-Operation Agreement, including the terms of the CVR Agreement and the associated voting and support agreements; (ii) determined that the Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, Jounce and the Jounce Shareholders, (iii) resolved to recommend that the Jounce Shareholders approve the issuance of the New Shares, and (iv) resolved to enter into the Redmile Merger Agreement and the transaction agreements contemplated thereby, including the RM3 Shareholder Letter and the Registration Rights Agreement, and a similar merger agreement with any Redx Shareholder that satisfies the requirements set out in this Announcement to participate in the Merger Steps.
•Accordingly, the Jounce Directors intend to recommend unanimously that Jounce Shareholders approve the resolutions to be put to them at the Jounce Special Meeting in due course in connection with the Business Combination (the “Jounce Resolutions”) as those Jounce Directors who hold Jounce Shares have undertaken to so vote, subject to certain exceptions, in respect of their own beneficial holdings of 242,023 Jounce Shares representing, in aggregate, approximately 0.46 per cent. of the share capital of Jounce in issue on the Latest Practicable Date.
•Redx has also received voting and support agreements including an undertaking to vote in favour of the Jounce Resolutions, subject to certain exceptions, from: RTW Master Fund, Ltd, RTW Innovation Master Fund, Ltd., and RTW Venture Fund Limited, Gilead Sciences, Inc., Kimberlee C. Drapkin, Hugh M. Cole, Elizabeth G. Trehu in respect of a total of 10,839,549 Jounce Shares, representing, in aggregate, approximately 20.8 per cent. of the issued and outstanding share capital of Jounce as of the Latest Practicable Date.
7.Information on Redx
Redx is a clinical-stage biotechnology company focused on the discovery and development of novel, small molecule, targeted therapeutics for the treatment of cancer and fibrotic diseases, aiming initially to progress them to clinical proof of concept before evaluating options for further development and potential value creation. Redx’s lead product candidates under development include the next-generation selective ROCK2 inhibitor RXC007, for interstitial lung disease, the Porcupine inhibitor RXC004, being developed as a targeted treatment for Wnt-ligand dependent cancers, and a GI-targeted ROCK inhibitor RXC008, for the treatment of fibrostenotic Crohn’s disease. Redx has a workforce of approximately 100 employees, and is headquartered in Alderley Park, UK.
As at 30 September 2022, Redx had net assets of £33.3 million and a total cash balance of £53.9 million. As at the Latest Practicable Date, Redx had a market capitalisation of approximately £244 million (on a fully diluted basis).
8.Information on Jounce
Jounce is a clinical-stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumours and provide long-lasting benefits to patients through a biomarker-driven approach. Jounce is headquartered in Cambridge, Massachusetts, USA. Jounce is listed on the Nasdaq Global Select Market (NasdaqGS) and its shares trade under the ticker symbol “JNCE”.
For the nine months ended 30 September 2022, Jounce reported net assets of $158.1 million and a total cash balance of $130.3 million. On 27 December 2022, Jounce reported that it had entered into an asset purchase and license amendment agreement with Gilead pursuant to which Gilead paid Jounce $67.0 million in exchange for Jounce agreeing to eliminate all remaining financial obligations of Gilead to Jounce under Jounce's exclusive license agreement for development and commercialisation of GS-1811 (formerly JTX-1811) with Gilead and to transfer to Gilead certain patents and know-how related to licensed products under such license agreement. As at the Latest Practicable Date, Jounce had a market capitalisation of approximately $60 million (c. £50 million) (on a fully diluted basis).
9.Directors, management, employees, research and development and locations
9.1Intentions for the future business of Redx and the Redx Group

Redx’s management and employees are expected to continue to be key to the success of the Enlarged Group following completion of the Business Combination with members of Redx’s management leading the Enlarged Group.
It is expected that the Redx Group’s current small molecule research and development functions will continue to be in the UK, with no planned changes in current places of business or material reductions in Redx headcount.
The integration of the Redx and Jounce businesses will be led by an integration team comprised of key Redx Group and Jounce personnel.
9.2Intentions for management and employees
It is Redx and Jounce’s intention that that the existing contractual and statutory employment rights of Redx’s existing management and employees will be safeguarded in accordance with applicable law and that there is no intention to make any material reduction in headcount or material change in the conditions of employment, including pension rights, of Redx employees following the Business Combination becoming effective, save that management’s contracts may be moved to the new parent entity of the Enlarged Group following completion of the Business Combination. After completion of the Business Combination, around 47 Jounce employees will be retained in the Enlarged Group, and will bring complementary expertise in biologics and immuno-oncology. These employees are primarily focused on antibody drug discovery and clinical development activities and will remain based in Massachusetts, USA. It is Redx and Jounce’s intention that there will be no material change in the conditions of employment of those retained Jounce employees nor material reductions in headcount.
Following completion of the Business Combination, the board of the Enlarged Group is expected to have nine members including:
•Jane Griffiths, currently Redx Chair will become the non-executive chair of the Enlarged Group;
•Lisa Anson currently Redx Chief Executive Officer will become the Chief Executive Officer and an executive director of the Enlarged Group;
•the board of the Enlarged Group will include directors from Redx and Jounce in line with the relative shareholding percentages in the Enlarged Group; and
•Peter Collum currently Redx Chief Financial Officer will become the Chief Financial Officer of the Enlarged Group.
9.3Intentions for management and employee incentivisation arrangements
There is no intention to make any material change to the balance of skills and functions of Redx Group’s employees and management, nor is there any intention to make any changes to the benefits provided by Redx’s defined contribution pension schemes and it is Redx and Jounce’s intention for the employer to continue to make contributions in line with the current arrangements, including the accrual of benefits for existing members and the admission of new members. Redx does not operate or contribute to any defined benefit pension schemes in respect of its employees.
9.4Intentions for locations, fixed assets and research and development

Redx and Jounce confirm that there are no plans to: (i) change the principal locations of Redx Group’s businesses; or (ii) redeploy any of Redx Group’s fixed assets. It is intended that the Enlarged Group will be headquartered at Alderley Park in the UK with a research and development base in Massachusetts, USA.
Redx and Jounce further intend that the Redx Group’s current small molecule research and development functions will continue to be in the UK, with no planned changes in current places of business or material reductions in Redx headcount. Following the Business Combination it is intended that Redx will remain headquartered at Alderley Park in the UK with a research and development base in Massachusetts, USA..
9.5Trading facilities
Redx Shares are currently admitted to trading on AIM. As explained in paragraph 18 below, prior to the Scheme becoming effective, an application will be made to the London Stock Exchange to cancel the admission of the Redx Shares to trading on AIM with effect from the closing date of the Business Combination (but, for the avoidance of doubt, immediately following completion of the Business Combination). It is expected that the last day of dealings in Redx Shares on AIM will be the Business Day immediately prior to the Effective Date.
None of the statements in this paragraph 9 are “post-offer undertakings” for the purposes of Rule 19.5 of the Code.
10.Redx Share Awards and Jounce Options
Holders of Redx Share Awards shall be contacted regarding the effect of the Business Combination on their rights under the Redx Share Awards and appropriate proposals shall be made to such persons in due course. Further details of the terms of such proposals shall be included in the Scheme Document.
10.1    Redx Share Awards
Jounce will grant (i) each holder of Redx Out of the Money Options; and (ii) Mr Collum, equivalent replacement options over Jounce Shares in exchange for the relevant holder’s release of their Redx Share Awards which shall in each case be granted as inducement awards in reliance on the exemption from stockholder approval contained in Nasdaq Rule 5635(c)(4) and subject to the same vesting terms as applied to the relevant released Redx Share Awards (the “Jounce Replacement Options”), save that any Jounce Replacement Options or other replacement awards in respect of Redx Share Awards held by an individual subject to taxation under the laws of the United States shall be granted in a manner that complies with Section 409A of the IRC, as amended.
For holders of Redx In the Money Options, it is expected that each holder will, prior to the date of the Court Order, elect to either (i) exercise Redx In the Money Options that have vested prior to or on the date of the Court Order effective immediately prior to the date thereof (but conditional thereon) (unless they lapse earlier under the terms of the applicable Redx In the Money Options), such that Redx In the Money Options that are not so exercised shall lapse on the date of the Court Order; or (ii) release their Redx In the Money Options in consideration for the grant by Jounce of Jounce Replacement Options.
10.2    Jounce Share Awards

Redx and Jounce have agreed that the Jounce Share Awards will, other than with respect to Jounce Share Awards held by employees whose employment is terminated by Jounce prior to or on the Effective Date as described in more detail in the Co-Operation Agreement, generally remain unchanged and will continue in accordance with their terms. Certain holders of vested Jounce options shall be beneficiaries under the CVR Agreement, as set out therein.
11.Convertible Loan Notes
Pursuant to the Redmile Merger Agreement (as described in greater detail in paragraph 5 above, and Appendix 3 to this Announcement), RM3 has agreed to convert all of the Convertible Loan Notes held by it into Redx Shares, in accordance with the terms of the Convertible Loan Notes, conditionally upon the Court sanctioning the Scheme and to become effective immediately prior to completion of the Redmile Merger.
In addition, pursuant to its irrevocable undertaking Sofinnova Crossover I SLP has agreed to convert all of the Convertible Loan Notes held by it into Redx Shares, in accordance with the terms of the Convertible Loan Notes, conditionally upon the Court sanctioning the Scheme and to become effective immediately prior to the Scheme Record Time such that the newly issued Redx Shares shall be acquired by Jounce pursuant to the Scheme.
Following the conversions of the Convertible Loan Notes by RM3 and Sofinnova Crossover I SLP as outlined above, there should be no outstanding convertible loan notes in Redx at the Scheme Record Time.
12.Offer-related arrangements
12.1    Confidentiality agreement
Redx and Jounce entered into a mutual confidentiality agreement dated 14 January 2023 as amended on 23 February 2023 (the “Confidentiality Agreement”) pursuant to which Redx and Jounce have undertaken to (i) keep confidential information relating to, inter alia, the Business Combination. Redx and Jounce, as applicable, and not to disclose it to third parties (other than to certain permitted parties) unless required by law or regulation; and (ii) use the confidential information only in connection with the Business Combination.
These confidentiality obligations shall remain in force for a specified period from the date of the Confidentiality Agreement. This agreement also includes customary non-solicitation obligations on the parties. Redmile, as disclosing party in the Business Combination, is a third party beneficiary to the protections provided in the Confidentiality Agreement.
12.2    Co-Operation Agreement
Redx and Jounce have entered into a co-operation agreement dated 23 February 2023 (the “Co-Operation Agreement”), pursuant to which Jounce has agreed to use its reasonable endeavours to secure the clearances with a view to satisfying the regulatory Conditions as soon as is reasonably practicable. Redx and Jounce have agreed to co-operate with each other in good faith, in a timely manner, with such information, assistance and access as may be required in order to obtain the regulatory clearances and authorisations. Redx and Jounce have also agreed to co-operate with each other to provide each other, in a timely manner, with such information, assistance and access as may reasonably be required for the preparation of the key shareholder documentation.

The Co-Operation Agreement records Redx and Jounce’s intention to implement the Business Combination by way of a Scheme. The Co-Operation Agreement also contains certain provisions relating to (i) the conduct of Jounce’s business between the date of this Announcement and completion of the Business Combination; (ii) the procurement by Jounce of directors’ and officers’ liability insurance for current and former directors of the Redx Group and Jounce Group, with effect from completion of the Business Combination and (iii) protections of certain employee benefits for employees of Jounce that continue to be employed by the Enlarged Group post-completion of the Business Combination for a period of 12 months following completion.
The Co-Operation Agreement shall automatically terminate upon the occurrence of a Redx Adverse Recommendation Change (as defined in the Co-Operation Agreement). Jounce further has the right to terminate the Co-Operation Agreement where:
(a)a Competing Proposal for Redx (also as defined in the Co-Operation Agreement) is recommended by the Redx Directors or completes, becomes effective or is declared or becomes unconditional. Jounce further has the right to terminate if:
(i)the Court Meeting is not held on or before the 22nd day after the expected date of such hearing as set out in the Scheme Document (or such later date as may be agreed in writing between the parties with the consent of the Panel and the approval of the Court (if such approval is required)); or
(ii)the Court Hearing is not held on or before the 22nd day after the expected date of such hearing as set out in the Scheme Document (or such later date as may be agreed in writing between the parties with the consent of the Panel and the approval of the Court (if such approval is required)).
(b)prior to the Long-stop Date, Jounce serves a notice to Redx stating that either:
(i)any Condition which has not been waived is (or has become) incapable of satisfaction by the Long-stop Date and, notwithstanding that it has the right to waive such Condition, Jounce will not do so; or
(ii)any Condition which is incapable of waiver has become incapable of satisfaction by the Long-stop Date, in each case in circumstances where the invocation of the relevant Condition (or confirmation that the Condition is incapable of satisfaction, as appropriate) is permitted by the Panel.
The Co-Operation Agreement shall also terminate:
(a)if the Scheme is withdrawn or lapses in accordance with its terms prior to the Long-stop Date and with the permission of the Panel other than where Jounce confirms to Redx in writing that it is otherwise to be followed within 5 Business Days by an announcement under Rule 2.7 of the Code made by Jounce or a person acting in concert with Jounce to implement the Business Combination by a different scheme on substantially the same (but not less favourable) or improved terms; or
(b)if the Effective Date has not occurred by the Long-stop Date;

(c)by service of notice by Jounce to Redx if a Jounce Adverse Recommendation Change occurs (as defined in the Co-Operation Agreement);
(d)by service of notice by Redx to Jounce if a Jounce Adverse Recommendation Change occurs; or
(e)by service of notice by Redx to Jounce if a Competing Proposal for Jounce (as defined in the Co-Operation Agreement) is recommended by the Jounce Directors or completes, becomes effective or is declared or becomes unconditional.
12.3    Joint Defense Agreement
In connection with the Business Combination Redx, Jounce and Redmile (and their respective legal counsel) executed a joint defense agreement on 19 February 2023 (the “Joint Defense Agreement”). Pursuant to the Joint Defense Agreement Redx, Jounce and Redmile have concluded that they share certain common interests in connection with assessing and undertaking any regulatory obligations, including the preparation of merger notification filings or notifications with antitrust regulatory authorities. Each party to the Joint Defense Agreement may withdraw on notice to the other parties, or on termination or on conclusion of the Business Combination.
13.Structure of and Conditions to the Business Combination
It is intended that the Business Combination shall be effected by means of a Court-approved scheme of arrangement between Redx and the Scheme Shareholders under Part 26 of the Companies Act although Jounce reserves the right to implement the Business Combination by means of a Takeover Offer (subject to Panel consent).
The Scheme will be immediately preceded by the Redmile Merger (as described in paragraph 5 above and Appendix 3 to this Announcement) and a similar merger transaction with any Electing Merger Participants.
The purpose of the Scheme, taken together with the Redmile Merger and any similar merger transactions with any Electing Merger Participants, is to effect the Business Combination to create the Enlarged Group, as a result of which Jounce will become the holder of the entire issued and to be issued ordinary share capital of Redx. This is to be achieved by the transfer of the Redx Shares to Jounce, pursuant to the Redmile Merger Agreement and any merger agreements entered into between any Electing Merger Participants and Jounce or the Scheme (as applicable): (i) under the Scheme, the Scheme Shareholders shall receive Jounce Shares on the basis set out in paragraph 2 of this Announcement; (ii) similarly, under the Redmile Merger Agreement and any merger agreements entered into between any Electing Merger Participants and Jounce, the number of Jounce Shares to be issued to the members of RM3 or the members of any Electing Merger Participants, as applicable is the number of Jounce Shares which would have been issued to RM3 or any such Electing Merger Participants, as applicable, if the Redx Shares held by RM3 (following conversion of the Convertible Loan Notes held by RM3) or such Electing Merger Participants, as applicable had been subject to the Scheme.
The Business Combination shall be subject to the Conditions and further terms set out below and in Appendix 1 to this Announcement and to be set out in the Scheme Document and shall only become effective, if, among other things, the following events occur on or before 11.59 p.m. on the Long-stop Date:

(a)the approval of the Scheme by a majority in number of the Scheme Shareholders who are present and vote, whether in person or by proxy, at the Court Meeting and who represent 75 per cent. In value of the Scheme Shares voted by those Scheme Shareholders;
(b)the resolutions required to approve and implement the Scheme being duly passed by Redx Shareholders representing the requisite majority or majorities of votes cast at the General Meeting;
(c)the approval of the Scheme by the Court (with or without modification but subject to any modification being on terms acceptable to Redx and Jounce); and
(d)the delivery of a copy of the Court Order to the Registrar of Companies.
The Scheme shall lapse if:
•the Court Meeting and the General Meeting are not held by the 22nd day following the expected date of those meetings to be set out in the Scheme Document in due course, (or such later date as Redx and Jounce may agree and (if required) the Court may allow);
•the Scheme is not approved by a majority in number of the Scheme Shareholders who are present and vote, whether in person or by proxy, at the Court Meeting and who represent 75 per cent. In value of the Scheme Shares voted by those Redx Shareholders;
•the resolutions required to approve and implement the Scheme are not duly passed by Redx Shareholders representing the requisite majority or majorities of votes cast at the General Meeting; or
•the Scheme does not become effective by no later than 11.59 p.m. on the Long-stop Date (or such later date as Redx and Jounce may agree and the Panel and the Court may allow).
Once the necessary approvals from Redx Shareholders and Jounce Shareholders have been obtained and the other Conditions have been satisfied or (where applicable) waived and the Scheme has been approved by the Court, the Scheme will become effective upon delivery of the Court Order to the Registrar of Companies, which shall take place immediately after the Redmile Merger and any Elected Mergers become effective.
Subject to satisfaction (or waiver, where applicable) of the Conditions, the Scheme is expected to become effective during the second quarter of 2023.
Upon the Scheme becoming effective, it shall be binding on all Redx Shareholders other than the Excluded Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the General Meeting. The New Shares to be issued in connection with the Business Combination for the transfer of the Redx Shares to Jounce will be issued in the names of the Redx Shareholders and members of RM3 or the member or members of any Electing Merger Participants no later than 14 days after the Effective Date (and in respect of the holders of Redx In The Money Options who exercise their rights under the Redx In The Money Options such consideration shall be paid in accordance with the proposals to be made to such persons).

Further details of the Scheme, including an indicative timetable for its implementation, shall be set out in the Scheme Document which is expected to be despatched to Scheme Shareholders as soon as practicable and at or around the same time as the mailing of the Jounce Proxy Statement.
The issue of the New Shares by Jounce requires a resolution by Jounce Shareholders to be approved by a simple majority of the votes cast by Jounce Shareholders at the Jounce Special Meeting. The amendment of Jounce’s certificate of incorporation to effect the proposed Reverse Stock Split requires a resolution by Jounce shareholders to be approved by a simple majority of the issued and outstanding Jounce Shares as of the record date of the Jounce Special Meeting. In addition, Jounce Shareholder approval will be sought for an amendment to the Jounce 2017 Stock Option and Incentive Plan to increase the share reserve and incentive stock option limit under the Jounce 2017 Stock Option and Incentive Plan. It is expected that the Jounce Special Meeting shall be held during Q2 2023. Neither approval of the Reverse Stock Split nor the amendment to the Jounce 2017 Stock Option and Incentive Plan by Jounce Shareholders is a condition to the implementation of the Business Combination. Absent approval of the Reverse Stock Split, the Business Combination shall proceed on the basis of an Exchange Ratio of 0.2105 Jounce Shares in exchange for each Redx Share.
14.Irrevocable undertakings, voting and support agreement and Redmile Merger Agreement
Further details of the irrevocable undertakings and voting and support agreements in relation to the Business Combination and the Redmile Merger Agreement are set out in Appendix 3 to this Announcement.
15.Settlement, listing and dealing of New Shares
Once the Business Combination has become Effective, New Shares will be allotted and issued to Scheme Shareholders. It is intended that applications will be made for the New Shares to be admitted to Nasdaq with reliance on the exemption from registration pursuant to the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”) under Section 3(a)(10) thereof (the “Admission”).
It is expected that the Admission will become effective, and that dealings for normal settlement in the New Shares will commence on the first Business Day after the Effective Date.
Further details on listing, dealing and settlement will be included in the Scheme Document.
16.Fractional entitlements
Fractions of New Shares will not be allotted or issued pursuant to the Business Combination, but entitlements of Scheme Shareholders will be rounded down to the nearest whole number of New Shares and all fractions of New Shares will be aggregated and sold in the market as soon as practicable after the Effective Date. The net proceeds of such sale (after deduction of all expenses and commissions incurred in connection with the sale) will be distributed in due proportions to the Scheme Shareholders who would otherwise have been entitled to such fractions (rounded down to the nearest cent), save that individual entitlements to amounts of less than $5 will be retained for the benefit of Jounce.

17.Overseas shareholders
The availability of New Shares to persons who are not resident in the UK may be affected by the laws of the relevant jurisdiction in which they are located. Such persons should inform themselves of, and observe any applicable legal or regulatory requirements of, their jurisdiction.
Redx Shareholders who are in doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay. None of the securities to be issued pursuant to the Scheme have been or will be registered under the U.S. Securities Act or the securities laws of any state, district or other jurisdiction of the United States, and it is currently intended that the New Shares issued to Scheme Shareholders will be issued to U.S. Holders pursuant to the exemption from registration under the U.S. Securities Act provided under Section 3(a)(10) thereof.
This Announcement does not constitute an offer for sale of any securities or an offer or an invitation to purchase any securities. Redx Shareholders are advised to read carefully the Scheme Document and related Redx Forms of Proxy once these have been dispatched.
18.Cancellation of admission to trading and re-registration
Prior to the Scheme becoming effective, Redx shall make an application to the London Stock Exchange for the cancellation of admission to trading of the Redx Shares on AIM to take effect from or shortly after the Scheme becomes effective. The last day of dealings in Redx Shares on AIM is expected to be the Business Day immediately prior to the Effective Date and no transfers in respect of such dealings shall be registered after 6.00 p.m. on that date.
On the Effective Date, share certificates in respect of Redx Shares shall cease to be valid and entitlements to Redx Shares held within the CREST system shall be cancelled.
It is also proposed that, following the Effective Date and after the admission to trading of Redx Shares has been cancelled, Redx shall be re-registered as a private company under the relevant provision of the Companies Act.
19.Dividends
19.1    Reduction to Exchange Ratio
While no such events are anticipated, if, after the date of this Announcement, any dividend, distribution or return of capital is declared, made or paid or becomes payable in respect of the Redx Shares with a record date on or before the Effective Date (each a “Non-Permitted Redx Dividend”), Jounce reserves the right to reduce the Exchange Ratio accordingly so as to reflect the aggregate value attributable to any such Non-Permitted Redx Dividend.
19.2    Increase to Exchange Ratio
While no such events are anticipated, if, after the date of this Announcement, any dividend, distribution or return of capital other than in connection with the CVR Agreement is declared, made or paid or becomes payable in respect of the Jounce Shares with a record date on or before the Effective Date (a “Non-Permitted Jounce Dividend”), then Redx reserves the right to increase the Exchange

Ratio accordingly so as to reflect the aggregate value attributable to any such Non-Permitted Jounce Dividend.
19.3    Dividend policy of the Enlarged Group
Following completion of the Business Combination and subject to the approval of the board of directors of the Enlarged Group, the Enlarged Group does not anticipate paying dividends in the near term, other than potentially through the CVR.
20.Disclosure of interests in Redx
Save in respect of the irrevocable undertakings referred to in paragraph 4 above, as at the Latest Practicable Date, neither Jounce, nor any of its directors, nor, so far as Jounce is aware, any person acting in concert (within the meaning of the Code) with it has: (i) any interest in or right to subscribe for any relevant securities of Redx; (ii) any short positions in respect of relevant Redx Shares (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery; (iii) any Dealing Arrangement, in relation to Redx Shares or in relation to any securities convertible or exchangeable into Redx Shares; or (iv) borrowed or lent any relevant Redx Shares (including, for these purposes, any financial collateral arrangements of the kind referred to in Note 4 on Rule 4.6 of the Code).
‘Interests in securities’ for these purposes arise, in summary, when a person has long economic exposure, whether absolute or conditional, to changes in the price of securities (and a person who only has a short position in securities is not treated as interested in those securities). In particular, a person shall be treated as having an ‘interest’ by virtue of the ownership, voting rights or control of securities, or by virtue of any agreement to purchase, option in respect of, or derivative referenced to, securities.
It has not been practicable for Jounce to make enquiries of all of its concert parties in advance of the release of this Announcement. Therefore, all relevant details in respect of Jounce’s concert parties shall be included in the Opening Position Disclosure in accordance with Rule 8.1(a) and Note 2(a)(i) on Rule 8 of the Code.
21.General
Jounce reserves the right to elect (with the consent of the Panel and subject to the terms of the Co-Operation Agreement) to implement the Business Combination by way of a Takeover Offer for the Redx Shares as an alternative to the Scheme. In such event, the Takeover Offer shall be implemented on the same terms, so far as applicable as those which would apply to the Scheme, subject to appropriate amendments as Redx and Jounce may, subject to the rules of the Code and with the consent of the Panel, decide, of the shares to which such Takeover Offer relates.
The Business Combination shall be made subject to the Conditions and further terms set out in Appendix 1 to this Announcement and to be set out in the Scheme Document. The bases and sources of certain financial information contained in this Announcement are set out in Appendix 2 to this Announcement. A summary of the irrevocable undertakings and voting and support agreements given in relation to the Business Combination is contained in Appendix 3 to this Announcement. Certain terms used in this Announcement are defined in Appendix 4 to this Announcement.

Cowen, Centerview and SPARK have each given and not withdrawn their consent to the publication of this Announcement with the inclusion herein of the references to their names in the form and context in which they appear.
22.Documents available on website
Copies of the following documents shall be made available on Redx’s website at https://www.redxpharma.com/investor-centre/related-documents/ and on Jounce’s website at https://jouncetx.com/recommended-offer/ by no later than 12 noon on the first Business Day following the date of this Announcement and until the Effective Date:
•the irrevocable undertakings referred to in paragraph 4 above and summarised in Appendix 3 to this Announcement;
•the voting and support agreements referred to in paragraph 6 above and summarised in Appendix 3 to this Announcement
•the Confidentiality Agreement;
•the Co-Operation Agreement;
•this Announcement;
•the Redmile Merger Agreement, the RM3 Shareholder Letter and the Registration Rights Agreement; and
•the Joint Defense Agreement.
The contents of the websites referred to in this Announcement are not incorporated into and do not form part of this Announcement.

Enquiries:

Redx Pharma plc UK Headquarters
Lisa Anson, Chief Executive Officer Caitlin Pearson, Head of Communications US Office Peter Collum, Chief Financial Officer	+44 (0) 1625 469 918
FTI Consulting (PR Advisor to Redx) Simon Conway Ciara Martin	+44 (0) 20 3727 1000
Centerview Partners UK LLP (Financial Adviser to Redx) Richard Girling	+44 (0) 20 7409 9700
Hadleigh Beals
Alexander Elias
SPARK Advisory Partners Limited (Nominated Adviser to Redx)
Matt Davies/ Adam Dawes	+44 (0) 20 3368 3550
WG Partners LLP David Wilson Claes Spång	+44 (0) 20 3705 9330
Jounce Therapeutics, Inc.
Kim Drapkin, Treasurer and Chief Financial Officer	+1 (857) 999-2906
Cowen Execution Services Limited (Financial Adviser to Jounce)	+44 (0) 20 3011 0460
Tanya Joseph Erik Schuchard Giles Roshier
Cooley (UK) LLP is retained as legal adviser to Redx and Ropes & Gray International LLP is retained as legal adviser to Jounce.

Important Notices
Centerview Partners UK LLP (“Centerview”), which is authorised and regulated in the United Kingdom by the FCA, is acting exclusively as financial adviser to Redx and no one else in connection with the Business Combination and will not be responsible to anyone other than Redx for providing the protections afforded to its clients or for providing advice in relation to the Business Combination, the contents of this Announcement or any other matters referred to in this Announcement. Neither Centerview nor any of its affiliates, nor any of Centerview’s and such affiliates’ respective members, directors, officers, controlling persons or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, consequential, whether in contract, in tort, in delict, under statute or otherwise) to any person who is not a client of Centerview in connection with this Announcement, any statement contained herein, the Business Combination or otherwise.
Cowen Execution Services Limited (“Cowen”) which is authorised and regulated in the United Kingdom by the FCA, is acting exclusively as financial adviser to Jounce and no one else in connection with the Business Combination and will not be responsible to anyone other than Jounce for providing the protections afforded to clients of Cowen nor for providing advice in relation to the Business Combination, the contents of this Announcement or any other matters referred to in this Announcement. Neither Cowen nor any of its affiliates, nor any of Cowen’s and such affiliates’ respective members, directors, officers, controlling persons or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, consequential whether in contract, in tort, under statute or otherwise) to any person who is not a client of Cowen in connection with the Business Combination, this Announcement, any statement contained herein or otherwise.
SPARK Advisory Partners Limited (“SPARK”) which is authorised and regulated in the United Kingdom by the FCA is acting as nominated adviser to Redx and for no one else in connection with the Business Combination and other matters referred to in this Announcement and will not be responsible to anyone other than Redx for providing the protections afforded to its clients or for providing advice in relation to the Business Combination, the contents of this Announcement or any other matters referred to in this Announcement. Neither SPARK nor any of its affiliates, directors or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, consequential, whether in contract, in tort, in delict, under statute or otherwise) to any person who is not a client of SPARK in connection with this Announcement, any statement contained herein, the Business Combination or otherwise.
WG Partners LLP (“WG”), which is authorised and regulated in the United Kingdom by the FCA and is a member of the London Stock Exchange, is acting as a corporate broker to Redx and for no one else in connection with the Business Combination and other matters referred to in this Announcement and will not be responsible to anyone other than Redx for providing the protections afforded to its clients or for providing advice in relation to the Business Combination, the contents of this Announcement or any other matters referred to in this Announcement. Neither WG nor any of its affiliates, directors or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, consequential, whether in contract, in tort, in delict, under statute or otherwise) to any person who is not a client of WG in connection with this Announcement, any statement contained herein, the Business Combination or otherwise.
This Announcement is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Business Combination or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.
The Scheme shall be made solely by means of the Scheme Document (together with the Forms of Proxy) (or, if the Business Combination is implemented by way of Takeover Offer, the Takeover Offer document), which shall contain the full terms and conditions of the Business Combination, including details of how to vote in respect of the Business Combination. Any decision in respect of, or other response to, the Business Combination should be made only on the basis of the information in the Scheme Document (or, if the Business Combination is implemented by way of a Takeover Offer, the Takeover Offer document).
This Announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England and Wales.
With input from Jounce, Redx shall prepare the Scheme Document to be distributed to Redx Shareholders. Redx and Jounce urge Redx Shareholders to read carefully the Scheme Document when it becomes available because it shall contain important information relating to the Business Combination (including details of how to vote in respect of the Scheme). Any decision in respect of, or other response to, the Scheme shall be made only on the basis of the information in the Scheme Document.
With input from Redx, Jounce will prepare the Jounce Proxy Statement to be distributed to Jounce Shareholders. Redx and Jounce urge Jounce Shareholders to read carefully the Jounce Proxy Statement when it becomes available because it shall contain important information relating to the Business Combination. Any vote in respect of the Jounce Resolutions to be proposed at the Jounce Special Meeting should be made only on the basis of the information contained in the Jounce Proxy Statement.
This Announcement does not constitute a prospectus or prospectus exempted document.
No person should construe the contents of this Announcement as legal, financial or tax advice and any interested person should consult its own advisers in connection with such matters.
Overseas Shareholders
The release, publication or distribution of this Announcement in or into certain jurisdictions other than the United Kingdom may be restricted by law. Persons who are not resident in the United Kingdom or who are subject to other jurisdictions should inform themselves of, and observe, any applicable requirements.
Unless otherwise determined by Jounce or required by the Code, and permitted by applicable law and regulation, the Business Combination shall not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Business Combination by any such use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this Announcement and all documents relating to the Business Combination are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and persons receiving this Announcement and all documents relating to the Business Combination (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from such jurisdictions where to do so would violate the laws in that jurisdiction.
Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction and, to the fullest extent permitted by applicable law, Redx and Jounce disclaim any responsibility or liability for the violation of such restrictions by any person. The availability of the Business Combination to Redx Shareholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements.
The availability of the Business Combination to Redx Shareholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements.
The Business Combination shall be subject to the applicable requirements of the Code, the AIM Rules, the Panel, the London Stock Exchange and the Financial Conduct Authority.
Additional information for U.S. investors
The Business Combination relates to shares of a UK company and is proposed to be effected, inter alia, by means of a scheme of arrangement under the laws of England and Wales.
Accordingly, the Business Combination is subject to the disclosure and procedural requirements applicable in the United Kingdom to schemes of arrangement which differ from the disclosure requirements of United States tender offer and proxy solicitation rules.
However, if Jounce were (subject to Panel consent) to elect to implement the Business Combination by means of a Takeover Offer, such Takeover Offer shall be made in compliance with all applicable United States laws and regulations, including Section 14(e) and Regulation 14E under the U.S. Exchange Act and any applicable exemptions thereunder. Such a takeover would be made in the United States by Jounce and no one else.
In accordance with normal United Kingdom practice, Jounce or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, shares or other securities of Redx outside of the US, other than pursuant to the Business Combination, until the date on which the Business Combination and/or Scheme becomes effective, lapses or is otherwise withdrawn. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases or arrangements to purchase shall be disclosed as required in the UK, shall be reported to a Regulatory Information Service and shall be available on the London Stock Exchange website at www.londonstockexchange.com.
Each Redx Shareholder is urged to consult their independent professional adviser immediately regarding the tax consequences of the Business Combination applicable to them,

including under applicable United States federal, state and local, as well as overseas and other, tax laws.
Financial information relating to Redx included in this Announcement and the Scheme Document has been or shall have been prepared in accordance with accounting standards applicable in the United Kingdom and may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.
Jounce is organised under the laws of the State of Delaware in the United States of America and Redx is organised under the laws of England and Wales. Some or all of the officers and directors of Redx are residents of countries other than the United States. In addition, some of the assets of Redx and Jounce are located outside the United States. As a result, it may be difficult for U.S. shareholders of Redx to effect service of process within the United States upon Redx or their officers or directors or to enforce against Redx a judgment of a U.S. court predicated upon the securities laws of the United Kingdom.
Important additional information will be filed with the SEC
In connection with the Business Combination, Jounce will file the Jounce Proxy Statement with the SEC. The Jounce Proxy Statement will be mailed to Jounce’s Shareholders as of the record date to be established for voting at the Jounce Special Meeting. This Announcement is not a substitute for the Jounce Proxy Statement or any other document that Jounce may file with the SEC or send to its shareholders in connection with the Business Combination.
Before making any voting decision, holders of Jounce Shares, are urged to read the Jounce Proxy Statement, any amendments or supplements thereto and other relevant documents filed or to be filed with the SEC in connection with the Business Combination, including any documents incorporated by reference therein, carefully and in their entirety when they become available, as they will contain important information in relation to the Business Combination, the parties to the Scheme and related matters. Any vote of Jounce Shareholders in respect of the resolutions required to approve and implement the Business Combination should be made only on the basis of the information contained in the Jounce Proxy Statement, or any other amended or supplemented documents referred to in the paragraph above.
Forward looking statements
This Announcement (including information incorporated by reference in this Announcement), may contain statements which are, or may be deemed to be, “forward looking statements”. Such forward looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and on numerous assumptions regarding the business strategies and the environment in which Redx, any member of the Redx Group, Jounce, any member of the Jounce Group or the Enlarged Group shall operate in the future and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements.
The forward looking statements contained in this Announcement may relate to Redx, any member of the Redx Group, Jounce, any member of the Jounce Group or the Enlarged Group’s future prospects, developments and business strategies, the expected timing and scope of the Business Combination and other statements other than historical facts. In some cases, these forward looking statements can be identified by the use of forward looking terminology, including the terms “believes”, “estimates”, “will look to”, “would look to”, “plans”, “prepares”, “anticipates”, “expects”, “is expected to”, “is subject to”, “budget”, “scheduled”, “forecasts”, “synergy”, “strategy”, “goal”, “cost-saving”, “projects” “intends”, “may”, “will”, “shall” or “should” or their negatives or other variations or comparable terminology. Forward looking statements may include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of Jounce’s, any member of the Jounce Group or Redx’s or any member of Redx Group’s operations, the expected structure, terms, timing and closing, and potential synergies resulting from the Business Combination; (iii) the effects of global economic conditions and governmental regulation on Jounce’s, any member of the Jounce Group or Redx’s business; (iv) areas of focus of the new company and development of pipeline assets; (v) the further clinical development of RXC007 and the anticipated timing of data with respect to RXC007 and other clinical programs; (vi) the composition of the board and management of the combined entity; (vii) any potential CVR payments from potential proceeds generated as a result of transactions on the Jounce clinical programmes; expected cash and cash runway amounts; and (viii) the ability of the cash runway to fund the combined entity through multiple inflection points; and the ability of the proposed transaction to create shareholder value.
By their nature, forward looking statements involve risk and uncertainty because they relate to events and depend on circumstances that occur in the future. These events and circumstances include, but are not limited to, changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates, future business combinations or disposals, and any epidemic, pandemic or disease outbreak. The risks and uncertainties that the forward looking statements set forth herein include, among others, those included under the header “Risk Factors” in the Jounce Annual Report on Form 10-K for the fiscal year ended 31 December 2021 filed with the SEC on 2 March 2022, which is available free of charge at the SEC’s web site at www.sec.gov or by directing a request to Jounce as set forth in “Enquiries” above. If any one or more of these risks or uncertainties materialises or if any one or more of the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Such forward looking statements should therefore be construed in the light of such factors.
Neither Redx or any member of the Redx Group or any of Jounce or any member of the Jounce Group, nor any of their respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward looking statements in this Announcement shall actually occur. Given these risks and uncertainties, potential investors should not place any reliance on forward looking statements.
The forward looking statements speak only at the date of this Announcement. All subsequent oral or written forward looking statements attributable to any member of the Jounce Group or Redx Group, or any of their respective associates, directors, officers, employees or advisers, are expressly qualified in their entirety by the cautionary statement above.
Redx, the Redx Group, Jounce and the Jounce Group and their respective associates, directors, officers, employees and advisers expressly disclaim any obligation to update such statements other than as required by law or by the rules of any competent regulatory authority, whether as a result of new information, future events or otherwise.

No profit forecasts, estimates or quantified financial benefit statements
No statement in this Announcement is intended as a profit forecast, profit estimate or quantified financial benefit statement for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per share for Jounce or Redx, as appropriate, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for Jounce or Redx, as appropriate.
Disclosure requirements of the Code
Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th Business Day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.
Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant dealing.
If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they shall be deemed to be a single person for the purpose of Rule 8.3.
Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).
Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at http://www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0) 20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Electronic communications
Please be aware that addresses, electronic addresses and certain information provided by Redx Shareholders, persons with information rights and other relevant persons for the receipt of communications from Redx may be provided to Jounce during the Offer Period as requested under Section 4 of Appendix 4 of the Code to comply with Rule 2.11(c) of the Code.
Publication on website and availability of hard copies
A copy of this Announcement shall be made available subject to certain restrictions relating to persons resident in Restricted Jurisdictions on Redx’s website at https://www.redxpharma.com/investor-centre/related-documents/ and on Jounce’s website at https://jouncetx.com/recommended-offer/ by no later than 12 noon (London time) on the Business Day following the date of this Announcement. For the avoidance of doubt, the contents of this website are not incorporated into and do not form part of this Announcement.
Redx Shareholders may request a hard copy of this Announcement by calling Equiniti Limited on +44 (0) 371 384 2030. If calling from outside of the UK, please ensure the country code is used. Calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. Lines are open between 08:30 a.m. - 17:30 p.m., Monday to Friday excluding public holidays in England and Wales or by submitting a request in writing to our Registrars at Equiniti, Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA, UK. If you have received this Announcement in electronic form, copies of this Announcement and any document or information incorporated by reference into this Announcement will not be provided unless such a request is made.
Rounding
Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.
Rule 2.9 of the Code
For the purposes of Rule 2.9 of the Code, Redx confirms that, as at the Latest Practicable Date, it had 334,911,458 ordinary shares of £0.01 each in issue and admitted to trading on AIM. Redx does not hold any shares in treasury. The International Securities Identification Number for the Redx Shares is GB00BSNB6S51.
For the purposes of Rule 2.9 of the Code, Jounce confirms that, as at the Latest Practicable Date, it had 52,140,277 common shares, $0.001 par value per share, outstanding, and such shares are admitted to trading on the Nasdaq Global Select Market (NasdaqGS). The International Securities Identification Number for the Jounce Shares is US4811161011.
General
If the Business Combination is effected by way of a Takeover Offer, and such Takeover Offer becomes or is declared unconditional in all respects and sufficient acceptances are received, Jounce intends to exercise its rights to apply the provisions of Chapter 3 of Part 28 of the Companies Act so as to acquire compulsorily the remaining Redx Shares in respect of which the Takeover Offer has not been accepted.
If you are in any doubt about the contents of this Announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor or independent financial adviser duly authorised under Financial Services and Markets Act 2000 (as amended) if you are resident in the United Kingdom or, if not, from another appropriate authorised independent financial adviser.

Appendix 1

CONDITIONS AND FURTHER TERMS OF THE BUSINESS COMBINATION
Part A: Conditions to the Scheme and the Business Combination
1.The Business Combination is conditional upon the Scheme becoming unconditional and Effective, subject to the Code, by no later than 11.59 p.m. on the Long-stop Date or such later date (if any) as Redx and Jounce may, with the consent of the Panel, agree and (if required) the Court may approve, or the Panel may require.
The Redmile Merger is conditional upon the Court having sanctioned the Scheme and issued the Court Order and will be effective immediately prior to the Scheme becoming effective.
2.The Scheme shall be subject to the following conditions:
2.1
(i)its approval by a majority in number of the Scheme Shareholders who are present and vote (and are entitled to vote), whether in person or by proxy, at the Court Meeting (and at any separate class meeting which may be required by the Court or at any adjournment of any such meeting) and who represent 75 per cent. or more in value of the Scheme Shares voted by those Scheme Shareholders; and
(ii)such Court Meeting (and any separate class meeting which may be required by the Court or any adjournment of any such meeting) being held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course, or such later date (if any) as Redx and Jounce may agree and (if required) the Court may allow;
2.2
(i)the resolutions required to approve and implement the Scheme being duly passed by the requisite majority of votes cast at the General Meeting (or at any adjournment of that meeting); and
(ii)such General Meeting (or any adjournment of any such meeting) being held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course, or such later date (if any) as Redx and Jounce may agree and (if required) the Court may allow;
2.3
(i)the sanction of the Scheme by the Court (with or without modification but subject to any modification being on terms acceptable to Redx and Jounce); and

(ii)the Court Hearing being held on or before the 22nd day after the expected date of the Court Hearing to be set out in the Scheme Document in due course (or such later date as may be agreed by Redx and Jounce and, if required, the Court may allow); and
2.4the delivery of a copy of the Court Order to the Registrar of Companies in England and Wales.
3.In addition, subject as stated in Part B below and to the requirements of the Panel, the Business Combination shall be conditional upon the following Conditions and, accordingly, the Court Order shall not be delivered to the Registrar of Companies unless such Conditions (as amended if appropriate) have been satisfied (and continue to be satisfied pending the commencement of the Court Hearing to sanction the Scheme) or, where relevant and capable of waiver, waived prior to the Scheme being sanctioned by the Court
Jounce Shareholder approval and Nasdaq Listing
(a)a resolution of Jounce shareholders regarding the issuance of New Shares being duly passed by a simple majority of the votes cast by Jounce Shareholders represented in person or by proxy at the Jounce Special Meeting and such Jounce Resolution remaining valid;
(b)Jounce’s Shares remaining admitted to trading on Nasdaq and Jounce submitting the Admission and not receiving an objection thereto from Nasdaq;
Official authorisations, regulatory clearances and third-party clearances
General antitrust and regulatory
(c)the required notification and report forms under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended having been submitted by each party in connection with the Business Combination, and the waiting period applicable to the Business Combination contemplated by this Agreement having expired or been terminated;
(d)all other notifications, filings, applications or submissions which are necessary having been submitted in connection with the Business Combination and all necessary waiting periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated (as appropriate) and all statutory and regulatory obligations in any jurisdiction having been complied with in each case in respect of the Business Combination and all necessary Authorisations in any jurisdiction for or in respect of the Business Combination and, except pursuant to Chapter 3 of Part 28 of the Companies Act, the acquisition or the proposed acquisition of any shares or other securities in, or control or management of, Redx or any other member of the Wider Redx Group by any member of the Wider Jounce Group, in each case which is material in the context of the Jounce Group or the Redx Group as a whole, having been obtained in terms and in a form reasonably satisfactory to Jounce from all appropriate Third Parties or (without prejudice to the generality of the foregoing) from any person or bodies with whom any member of the Wider Redx Group or the Wider Jounce Group has entered into contractual arrangements and all such Authorisations necessary to carry on the business of any member of the Wider Redx Group in any jurisdiction, in each case which is material in the context of the Jounce Group or the Redx Group as a whole, having been obtained and all such Authorisations remaining in full force and effect at the time at which the Business Combination becomes otherwise unconditional and there being no notice or intimation of an intention to revoke, suspend, restrict, modify or not to renew such Authorisations;
(e)no temporary restraining order, preliminary or permanent injunction, preliminary or permanent enjoinment, or other order issued and being in effect by a court or other Third Party which has the effect of making the Scheme, any of the Mergers or any other aspect of the Business Combination or any acquisition or proposed acquisition of any shares or other securities in, or control or management of, any member of the Wider Redx Group by any member of the Wider Jounce Group, or the implementation of either of them, void, voidable, illegal and/or unenforceable under the laws of any relevant jurisdiction, or otherwise directly or indirectly prohibiting, preventing, restraining, restricting, delaying or otherwise interfering with the completion or the approval of the Business Combination or any matter arising from the proposed acquisition of any shares or other securities in, or in control of, any member of the Wider Redx Group by any member of the Wider Jounce Group;
(f)no antitrust regulator or Third Party having given notice of a decision to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference (and in each case, not having withdrawn the same), or having required any action to be taken or otherwise having done anything, or having enacted, made or proposed any statute, regulation, decision, order or change to published practice (and in each case, not having withdrawn the same) and there not continuing to be outstanding any statute, regulation, decision or order which would or might reasonably be expected to :
(i)require, prevent or materially delay the divestiture or materially alter the terms envisaged for such divestiture by any member of the Wider Jounce Group or by any member of the Wider Redx Group of all or any material part of its businesses, assets or property or impose any limitation on the ability of all or any of them to conduct their businesses (or any part thereof) or to own, control or manage any of their assets or properties (or any part thereof);
(ii)except pursuant to Chapter 3 of Part 28 of the Companies Act, require any member of the Wider Jounce Group or the Wider Redx Group to acquire or offer to acquire any shares, other securities (or the equivalent) or interest in any member of the Wider Redx Group or any asset owned by any Third Party (other than in the implementation of the Business Combination);
(iii)impose any material limitation on, or result in a material delay in, the ability of any member of the Wider Jounce Group directly or indirectly to acquire, hold or to exercise effectively all or any rights of ownership in respect of shares or other securities in Redx or on the ability of any member of the Wider Redx Group or any member of the Wider Jounce Group directly or indirectly to hold or exercise effectively all or any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise voting or management control over, any member of the Wider Redx Group;
(iv)otherwise adversely affect any or all of the business, assets, liabilities, trading position, value, profits, operational performance, or prospects of any member of the Wider Redx Group or any member of the Wider Jounce Group;
(v)result in any member of the Wider Redx Group or any member of the Wider Jounce Group ceasing to be able to carry on business under any name under which it presently carries on business;
(vi)make the Business Combination, its implementation or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, Redx by any member of the Wider Jounce Group void, unenforceable and/or illegal under the laws of any relevant jurisdiction, or otherwise, directly or indirectly materially prevent or prohibit, restrict, restrain, or delay or otherwise to a material extent or otherwise materially interfere with the implementation of, or impose material additional conditions or obligations with respect to, or otherwise materially challenge, impede, interfere or require material amendment of the Business Combination or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, Redx by any member of the Wider Jounce Group;
(vii)require, prevent or materially delay a divestiture by any member of the Wider Jounce Group of any shares or other securities (or the equivalent) in any member of the Wider Redx Group or any member of the Wider Jounce Group; or
(viii)impose any limitation on, or result in any delay in, the ability of any member of the Wider Jounce Group or any member of the Wider Redx Group to conduct, integrate or co-ordinate all or any part of its business with all or any part of the business of any other member of the Wider Jounce Group and/or the Wider Redx Group,
and all applicable waiting and other time periods (including any extensions thereof) during which any such antitrust regulator or Third Party could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or take any other step under the laws of any jurisdiction in respect of the Business Combination or the acquisition or proposed acquisition of any Redx Shares or otherwise intervene having expired, lapsed or been terminated.
Certain matters arising as a result of any arrangement, agreement, etc.
(g)except as Disclosed, there being no provision of any arrangement, agreement, lease, licence, franchise, permit or other instrument to which any member of the Wider Redx Group or any member of the Wider Jounce Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or be subject or any event or circumstance which, as a consequence of the Business Combination or the acquisition or the proposed acquisition by any member of the Wider Jounce Group or any member of the Wider Jounce Group of any shares or other securities (or the equivalent) in Redx or Jounce or because of a change in the control or management of any member of the Wider Redx Group or any member of the Wider Jounce Group or otherwise, could or might reasonably be expect to result in any of the following to an extent which is material and adverse in the context of the Wider Redx Group, or the Wider Jounce Group, in either case, taken as a whole:
(i)any monies borrowed by, or any other indebtedness, actual or contingent, of, or any grant available to, any member of the Wider Redx Group or any member of the Wider Jounce Group being or becoming repayable, or capable of being declared repayable, immediately or prior to its or their stated maturity date or repayment date, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;
(ii)the creation, save in the ordinary and usual course of business, or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any member of the Wider Redx Group, or any member of the Wider Jounce Group or any such mortgage, charge or other security interest (whenever created, arising or having arisen) becoming enforceable;
(iii)any such arrangement, agreement, lease, licence, franchise, permit or other instrument being terminated or the rights, liabilities, obligations or interests of any member of the Wider Redx Group or any member of the Wider Jounce Group being materially and adversely modified or materially and adversely affected or any obligation or liability arising or any materially adverse action being taken or arising thereunder;
(iv)any liability of any member of the Wider Redx Group or any member of the Wider Jounce Group to make any severance, termination, bonus or other payment to any of its directors, or other officers;
(v)the rights, liabilities, obligations, interests or business of any member of the Wider Redx Group or any member of the Wider Jounce Group under any such arrangement, agreement, licence, permit, lease or instrument or the interests or business of any member of the Wider Redx Group or any member of the Wider Jounce Group in or with any other person or body or firm or company (or any arrangement or arrangement relating to any such interests or business) being or becoming capable of being terminated, or adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken thereunder;
(vi)any member of the Wider Redx Group or any member of the Wider Jounce Group ceasing to be able to carry on business under any name under which it presently carries on business to an extent which is or would be material in the context of the Wider Redx Group or the Wider Jounce Group, as applicable, taken as a whole;

(vii)the value of, or the financial or trading position or prospects of, any member of the Wider Redx Group or any member of the Wider Jounce Group being materially prejudiced or materially and adversely affected; or
(viii)the creation or acceleration of any liability (actual or contingent) by any member of the Wider Redx Group or any member of the Wider Jounce Group other than trade creditors or other liabilities incurred in the ordinary course of business, and no event having occurred which, under any provision of any arrangement, agreement, licence, permit, franchise, lease or other instrument to which any member of the Wider Redx Group or any member of the Wider Jounce Group is a party or by or to which any such member or any of its assets are bound, entitled or subject, would or might result in any of the events or circumstances as are referred to in Conditions 3(g) (i) to (viii), in each case to the extent material in the context of the Wider Redx Group or any member of the Wider Jounce Group, taken as a whole;
Certain events occurring since 30 September 2022, for Redx, and 31 December 2022, for Jounce
(h)except as Disclosed, no member of the Wider Redx Group having since 30 September 2022 and no member of the Wider Jounce Group having since 31 December 2022:
(i)issued, pledged, disposed of, or otherwise encumbered, or agreed to issue, pledge, dispose of, or otherwise encumber, or authorised or proposed or announced its intention to authorise or propose the issue, pledge, disposal, or encumbrance of shares of any class, or securities or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares, securities or convertible securities or transferred or sold or agreed to transfer or sell or authorised or proposed the transfer or sale of Redx Shares or Jounce Shares out of treasury (except, where relevant, (I) as between Redx and wholly-owned subsidiaries of Redx, or between the wholly-owned subsidiaries of Redx and except for the issue or transfer out of treasury of Redx Shares on or in connection with the exercise of share options or vesting of share awards in the ordinary course under the Redx Share Awards or (II) as between Jounce and wholly-owned subsidiaries of Jounce, or between the wholly-owned subsidiaries of Jounce and except for the issue or transfer out of treasury of Jounce Shares on or in connection with the exercise of share options or vesting of share awards in the ordinary course under the Jounce Share Awards or as contemplated in the Co-Operation Agreement);
(ii)recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution (whether payable in cash or otherwise) other than dividends (or other distributions whether payable in cash or otherwise) lawfully paid or made by any wholly-owned subsidiary of Redx to Redx, or of Jounce to Jounce or any of its wholly-

owned subsidiaries or by any wholly-owned subsidiary of Jounce to Jounce, or of Redx to Redx or any of its wholly-owned subsidiaries;
(iii)other than pursuant to the Business Combination (and except for transactions between Redx or Jounce and its wholly-owned subsidiaries or between the wholly-owned subsidiaries of Redx or Jounce and transactions in the ordinary course of business) implemented, effected, authorised or proposed or announced its intention to implement, effect, authorise or propose any merger, demerger, reconstruction, amalgamation, scheme, commitment or acquisition or disposal, transfer, license, mortgage, encumberment, creation of a security interest over or abandonment of assets (including intellectual property) or shares or loan capital (or the equivalent thereof) in any undertaking or undertakings in any such case to an extent which is material in the context of the Wider Redx Group or the Wider Jounce Group, taken as a whole;
(iv)except for transactions between Redx or Jounce and its wholly-owned subsidiaries or between the wholly-owned subsidiaries of Redx or Jounce and except for transactions in the ordinary course of business withdrew or disposed of, or transferred, licensed, mortgaged, encumbered, or created any security interest over or abandoned any material asset or any right, title or interest in any material asset (including intellectual property) or authorised, proposed or announced any intention to do so;
(v)(except for transactions between Redx and its wholly-owned subsidiaries or between the wholly-owned subsidiaries of Redx) issued, authorised or proposed or announced an intention to authorise or propose, the issue of or made any change in or to the terms of any debentures or become subject to any contingent liability or incurred or increased any indebtedness or made any loans or advances which is material in the context of the Wider Redx Group or the Wider Jounce Group, taken as a whole;
(vi)entered into or varied or authorised, proposed or announced its intention to enter into or vary any material contract, arrangement, agreement, transaction or commitment (whether in respect of capital expenditure or otherwise) except in the ordinary course of business which is of a long term, unusual or onerous nature or magnitude or which is or which involves or could involve an obligation of a nature or magnitude which is reasonably likely to be materially restrictive on the business of any member of the Wider Redx Group or any member of the Wider Jounce Group or which is material in the context of the Wider Redx Group or the Wider Jounce Group, taken as a whole;
(vii)entered into or varied the terms of, or made any offer (which remains open for acceptance) to enter into or vary to a material extent the terms of any contract, service agreement, commitment or arrangement with any director or senior executive of any member of the Wider Redx Group or any member of the Wider Jounce Group, except for salary increases, bonuses or variations of terms in the ordinary course;

(viii)proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any employee, or increased the wages, salary or other compensation or benefits with respect to, or hired or terminated without cause, any employee of the Wider Redx Group or the Wider Jounce Group, in each case, which are material in the context of the Wider Redx Group taken as a whole;
(ix)purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, except in respect of the matters mentioned in sub-paragraph (i) above, made any other change to any part of its share capital;
(x)except in the ordinary course of business, waived, compromised or settled any claim or commenced any legal action which is material in the context of the Wider Redx Group or the Wider Jounce Group, taken as a whole;
(xi)terminated or varied the terms of any agreement or arrangement between any member of the Wider Redx Group or the Wider Jounce Group and any other person in a manner which would or might reasonably be expected to have a material adverse effect on the financial position of the Wider Redx Group or the Wider Jounce Group, taken as a whole;
(xii)(except as disclosed on publicly available registers) made or proposed any material alteration to its memorandum or articles of association or other incorporation documents or adopted a stockholders’ rights plan, or entered into any agreement with respect to the voting of its capital stock, other than pursuant to the Business Combination;
(xiii)except in relation to changes made or agreed as a result of, or arising from, changes to legislation, made or agreed or consented to any significant change to:
(A)the terms of the trust deeds, rules, policy or other governing documents constituting the pension schemes or other retirement or death benefit arrangement established by any member of the Wider Redx Group or the Wider Jounce Group for its directors, former directors, employees, former employees or each of their respective dependents;
(B)the contributions payable to any such scheme(s) or to the benefits which accrue, or to the pensions which are payable, thereunder;
(C)the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or
(D)the basis upon which the liabilities (including pensions) of such pension schemes are funded, valued, made, agreed or consented to,

to an extent which is in any such case material in the context of the Wider Redx Group or the Wider Jounce Group;
(xiv)been unable, or admitted in writing that it is unable, to pay its debts or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness, or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business which is material in the context of the Wider Redx Group or the Wider Jounce Group, taken as a whole;
(xv)carried out any act:
(A)which would or could reasonably be expected to lead to the commencement of the winding up of any pension plan;
(B)which would or might create a material debt owed by an employer to any pension plan;
(C)which would or might accelerate any obligation on any employer to fund or pay additional contributions to any pension plans;
(D)which would or might give rise indirectly or directly to a liability in respect of a pension plan;
(E)to change the trustee or trustee directors or other fiduciary of the relevant pension plans;
(xvi)(other than in respect of a member of the Wider Redx Group or a member of the Wider Jounce Group which is dormant and was solvent at the relevant time) taken or proposed any steps, corporate action or had any legal proceedings instituted or threatened against it in relation to the suspension of payments, a moratorium of any indebtedness, its winding-up (voluntary or otherwise), dissolution, liquidation, consolidation, restructuring or reorganisation or for the appointment of a receiver, administrator, manager, administrative receiver, trustee or similar officer of all or any material part of its assets or revenues or any analogous or equivalent steps or proceedings in any jurisdiction or appointed any analogous person in any jurisdiction or had any such person appointed;
(xvii)(except for transactions between Redx or Jounce and its wholly-owned subsidiaries or between the wholly-owned subsidiaries), made, authorised, proposed or announced an intention to propose any change in its loan capital;
(xviii)other than in the ordinary course of trading, entered into, implemented or authorised the entry into, any joint venture, asset or profit sharing arrangement, partnership or merger of business or corporate entities;

(xix)having taken (or agreed or proposed to take) any action which requires or would require, the consent of the Panel or the approval of Redx Shareholders in general meeting in accordance with, or as contemplated by, Rule 21.1 of the Code;
(xx)operated Redx’s or Jounce’s business outside of the ordinary course of business consistent with past practice; or
(xxi)entered into any agreement, arrangement, commitment or contract or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced an intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition 3(h);
No adverse change, litigation, regulatory enquiry or similar
(i)except as Disclosed, since 30 September 2022 in respect of Redx or since 30 December 2022 in respect of Jounce, there having been:
(i)no adverse change and no circumstance having arisen which would or might be expected to result in any adverse change in, the business, assets, financial or trading position or profits or prospects or operational performance of any member of the Wider Redx Group or any member of the Wider Jounce Group which is material in the context of the Wider Redx Group or Wider Jounce Group, taken as a whole;
(ii)no litigation, arbitration proceedings, prosecution or other legal proceedings having been threatened, announced or instituted by or against or remaining outstanding against or in respect of, any member of the Wider Redx Group or any member of the Wider Jounce Group to which any member of the Wider Redx Group or any member of the Wider Jounce Group is or may become a party (whether as claimant, defendant or otherwise) having been threatened, announced, instituted or remaining outstanding by, against or in respect of, any member of the Wider Redx Group or any member of the Wider Jounce Group, in each case which might reasonably be expected to have a material adverse effect on the Wider Redx Group or Wider Jounce Group taken as a whole and in each case excluding claims by a stockholder of the Wider Redx Group or of the Wider Jounce Group relating to the proposed transaction;
(iii)no enquiry, review or investigation by, or complaint or reference to, any Third Party against or in respect of any member of the Wider Redx Group or Wider Jounce Group having been threatened, announced or instituted or remaining outstanding by, against or in respect of any member of the Wider Redx Group or Wider Jounce Group, in each case which might reasonably be expected to have a material adverse effect on the Wider Redx Group or Wider Jounce Group, taken as a whole;
(iv)no contingent or other liability having arisen or become apparent to Redx or Jounce or increased other than in the ordinary course of business which is reasonably likely to affect adversely the business, assets, financial or trading position or profits or prospects of any member of the Wider Redx Group or Wider Jounce Group to an extent which is material in the context of the Wider Redx Group or Wider Jounce Group taken as a whole; and
(v)no steps having been taken and no omissions having been made which are reasonably likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider Redx Group or any member of the Wider Jounce Group which is necessary for the proper carrying on of its business and the withdrawal, cancellation, termination or modification of which might reasonably be expected to have a material adverse effect on the Wider Redx Group or the Wider Jounce Group, taken as a whole;
No discovery of certain matters regarding information, liabilities and environmental issues
(j)except as Disclosed, Jounce or Redx not having discovered (relating to the other) that:
(i)any financial, business or other information concerning the Wider Redx Group or the Wider Jounce Group publicly announced prior to the date of this Announcement or disclosed at any time to any member of the Wider Jounce Group by or on behalf of any member of the Wider Redx Group, or to any member of the Wider Redx Group by or on behalf of any member of the Wider Jounce Group, prior to the date of this Announcement is misleading, contains a material misrepresentation of any fact, or omits to state a fact necessary to make that information not misleading, in any such case to a material extent, in the context of the Wider Redx Group or the Wider Jounce Group taken as a whole;
(ii)any member of the Wider Redx Group, or any member of the Wider Jounce Group, is, otherwise than in the ordinary course of business, subject to any liability, contingent or otherwise and which is material in the context of the Wider Redx Group or the Wider Jounce Group taken as a whole;
(iii)any past or present member of the Wider Redx Group or any past or present member of the Wider Jounce Group has not complied in any material respect in the context of the Wider Redx Group or of the Wider Jounce Group taken as a whole with all applicable legislation, regulations or other requirements of any jurisdiction or any Authorisations relating to the use, treatment, storage, carriage, disposal, discharge, spillage, release, leak or emission of any waste or hazardous substance or any substance likely to impair the environment (including property) or harm human health or otherwise relating to environmental matters or the health and safety of humans, which non-compliance would be likely to give rise to any material liability including any penalty for non-compliance (whether actual or contingent) on the part of any member of the Wider Redx Group or any member of the Wider Jounce Group;

(iv)there has been a material disposal, discharge, spillage, accumulation, release, leak, emission or the migration, production, supply, treatment, storage, transport or use of any waste or hazardous substance or any substance likely to impair the environment (including any property) or harm human health which (whether or not giving rise to non-compliance with any law or regulation), would be likely to give rise to any material liability (whether actual or contingent) on the part of any member of the Wider Redx Group or any member of the Wider Jounce Group;
(v)there has been any failure or non-compliance with any law or regulation that would be likely to give rise to any material liability (whether actual or contingent) on the part of any member of the Wider Redx Group or any member of the Wider Jounce Group;
(k) Anti-corruption
(i)any member of the Wider Redx Group or any member of the Wider Jounce Group or any person that performs or has performed services for or on behalf of any such company is or has engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010 or any other applicable anti-corruption legislation;
(ii)any member of the Wider Redx Group or any member of the Wider Jounce Group is ineligible to be awarded any contract or business under regulation 57 of the Public Contracts Regulations 2015 or regulation 80 of the Utilities Contracts Regulations 2015 (each as amended);
(iii)any member of the Wider Redx Group or any member of the Wider Jounce Group has engaged in any transaction which would cause any member of the Wider Jounce Group or any member of the Wider Redx Group to be in breach of applicable law or regulation upon completion of the Business Combination, including the economic sanctions of the United States Office of Foreign Assets Control or HM Treasury & Customs, or any government, entity or individual targeted by any of the economic sanctions of the United Nations, United States or the European Union or any of its member states, save that this shall not apply if and to the extent that it is or would be unenforceable by reason of breach of any applicable Blocking Law; or
(l) No criminal property
(i)any asset of any member of the Wider Redx Group or any member of the Wider Jounce Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (f) of that definition).
Part B: Certain further terms of the Business Combination
1.Subject to the requirements of the Panel, Jounce reserves the right, in its sole discretion, to waive, in whole or in part all or any of the Conditions set out in Part A of Appendix 1 above (in the case of the Conditions set out in paragraphs 3(g) through 3(l) above, only so far as they relate to Redx, the Wider Redx Group or any part thereof, and, in the case of Condition 3(e), only acting jointly with Redx) except Conditions 2.1(i), 2.2(i), 2.3(i), 2.4, 3(a) and 3(b) which cannot be waived. If any of Conditions 2.1(ii), 2.2(ii) and 2.3(ii) is not satisfied by the relevant deadline specified in the relevant Condition, Jounce shall make an announcement by 8.00 a.m. on the Business Day following such deadline confirming whether it has invoked the relevant Condition, waived the relevant deadlines, or agreed with Redx to extend the relevant deadline.
2.Subject to the requirements of the Panel, Redx reserves the right in its sole discretion to waive, in whole or in part, all or any of the Conditions set out in paragraphs 3(g) through 3(l) set out in Part A of Appendix 1 above (only so far as such Conditions relate to Jounce, the Wider Jounce Group or any part thereof) and Condition 3(e) (only acting jointly with Jounce).
3.If Jounce is required by the Panel to make an offer for Redx Shares under the provisions of Rule 9 of the Code, Jounce may make such alterations to any of the above Conditions and terms of the Business Combination as are necessary to comply with the provisions of that Rule.
4.Neither Jounce nor Redx shall be under any obligation to waive (if capable of waiver), to determine to be or remain satisfied or to treat as fulfilled any of the Conditions in Part A of Appendix 1 above that are capable of waiver by a date earlier than the latest date for the fulfilment of that Condition notwithstanding that the other Conditions of the Business Combination may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.
5.Under Rule 13.5(a) of the Code, Jounce may not invoke a Condition so as to cause the Business Combination not to proceed, to lapse or to be withdrawn unless the circumstances which give rise to the right to invoke the Condition are of material significance to Jounce in the context of the Business Combination. Jounce may only invoke a condition that is subject to Rule 13.5(a) with the consent of the Panel.
6.Under Rule 13.6 of the Code, Redx may not invoke a Condition so as to cause the Business Combination not to proceed, to lapse or to be withdrawn unless the circumstances which give rise to the right to invoke the Condition are of material significance to Redx Shareholders in the context of the Business Combination. Redx may only invoke a condition that is subject to Rule 13.6 with the consent of the Panel.
7.Condition 1, Conditions 2.1, 2.2, 2.3, 2.4, 3(a) and 3(b) in Part A of Appendix 1 above, and, if applicable, any acceptance condition if the Business Combination is implemented by means of a Takeover Offer, are not subject to Rule 13.5(a) of the Code.
8.The Redx Shares acquired under the Business Combination shall be acquired fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid, or any other return of value (whether by reduction of share capital or share premium account or otherwise) made on or after the Effective Date.
9.If, on or after the date of this Announcement and prior to or on the Effective Date, any dividend, distribution or other return of value is declared, paid or made, or becomes payable by Redx (a “Non-Permitted Redx Dividend”), Jounce reserves the right (without prejudice to any right of Jounce, with the consent of the Panel, to invoke Condition 3(f)(ii) of Appendix 1 above) to reduce the Exchange Ratio to reflect the aggregate amount of such Non-Permitted Redx Dividend. In such circumstances, Redx Shareholders shall be entitled to retain any such dividend, distribution, or other return of value declared, made, or paid.
If on or after the date of this Announcement, and to the extent that any such Non-Permitted Redx Dividend has been declared, paid, or made, or becomes payable by Redx on or prior to the Effective Date and Jounce exercises its rights under this paragraph 10 to reduce the Exchange Ratio under the terms of the Business Combination, any reference in this Announcement to the consideration payable under the terms of the Business Combination shall be deemed to be a reference to the Exchange Ratio as so reduced.
If and to the extent that such a dividend, distribution, or other return of value has been declared or announced, but not paid or made, or is not payable by reference to a record date on or prior to the Effective Date and is or shall be: (i) transferred pursuant to the Business Combination on a basis which entitles Jounce Shareholders to receive the dividend, distribution, or other return of value and to retain it; or (ii) cancelled, the Exchange Ratio shall not be subject to change in accordance with this paragraph 9.
Any exercise by Jounce of its rights referred to in this paragraph 9 shall be the subject of an announcement and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the Business Combination.
10.If, after the date of this Announcement, any dividend, distribution or other return of value other than in connection with the CVR Agreement is declared, paid or made, or becomes payable by Jounce (a “Non-Permitted Jounce Dividend”), Redx reserves the right to increase the Exchange Ratio to reflect the aggregate amount of such Non-Permitted Jounce Dividend. In such circumstances, Jounce Shareholders shall be entitled to retain any such dividend, distribution, or other return of value declared, made or paid.
If on or after the date of this Announcement, and to the extent that any such Non-Permitted Jounce Dividend has been declared, paid, or made, or becomes payable by Jounce on or prior to the Effective Date and Redx exercises its rights under this paragraph 10 to increase the Exchange Ratio under the terms of the Business Combination, any reference in this Announcement to the consideration payable under the terms of the Business Combination shall be deemed to be a reference to the Exchange Ratio as so increased.
If and to the extent that such a dividend, distribution, or other return of value has been declared or announced, but not paid or made, or is not payable by reference to a record date on or prior to the Effective Date and is or shall be: (i) transferred pursuant to the Business Combination on a basis which entitles Redx Shareholders to receive the dividend, distribution, or other return of value and to retain it; or (ii) cancelled, the Exchange Ratio shall not be subject to change in accordance with this paragraph 10.

11.Jounce reserves the right to elect (with the consent of the Panel and subject to the terms of the Co-Operation Agreement,) to implement the Business Combination by way of a Takeover Offer for the Redx Shares as an alternative to the Scheme. In such event, the Takeover Offer shall be implemented on the same terms, so far as applicable, as those which would apply to the Scheme, subject to appropriate amendments, including (without limitation) an acceptance condition set at 90 per cent.
12.The availability of the Business Combination to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.
13.The Business Combination is not being made, directly or indirectly, in, into or from, or by use of the mails of, or by any means of instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of, any jurisdiction where to do so would violate the laws of that jurisdiction.
14.The Scheme is governed by the law of England and Wales and is subject to the jurisdiction of the courts of England and Wales and to the Conditions and further terms set out in this Appendix 1 and to be set out in the Scheme Document. The Business Combination shall be subject to the applicable requirements of the Code, the Panel, the AIM Rules, the London Stock Exchange and the Financial Conduct Authority.
15.Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

Appendix 2

SOURCES OF INFORMATION AND BASES OF CALCULATION
(i)As at 22 February 2023 (being the latest practicable date prior to publication of this Announcement, the “Latest Practicable Date”), there were 334,911,458 Redx Shares in issue and 52,140,277 Jounce Shares in issue. The International Securities Identification Number for Redx Shares is GB00BSNB6S51 and the International Securities Identification Number for Jounce Shares is US481116101.
(ii)Any references to the issued and to be issued share capital of Redx are based on:
•the 334,911,458 Redx Shares referred to in paragraph (i) above; and
•152,931,895 Redx Shares which may be issued on or after the date of this Announcement to satisfy:
othe exercise of options or vesting of awards pursuant to the Redx Share Awards; and
othe conversion of the Convertible Loan Notes.
(iii)     Any references to the issued and outstanding and to be issued share capital of Jounce are based on:
•the 52,140,277 Jounce Shares referred to in paragraph (i) above; and
•8,267,429 Jounce Shares which may be issued on or after the date of this Announcement to satisfy the exercise of options or vesting of awards pursuant to the Jounce Share Awards.
(iv)     The percentage share capital of the Enlarged Group that Redx and Jounce Shareholders will own on a fully diluted bases if calculated on the basis of:
•the fully diluted share capital of Jounce referred to in paragraph (iii) above; and
•the 102,699,827 New Shares that Redx Shareholders will receive under the terms of the Business Combination, based on the fully diluted share capital of Redx referred to in paragraph (ii) above and the Exchange Ratio of 0.2105 New Shares in exchange for each Redx Share.
(v)Unless otherwise stated, the financial information relating to Redx is extracted from the audited consolidated financial statements of Redx for the financial year to 30 September 2022, prepared in accordance with IFRS.
(vi)Unless otherwise stated, the financial information relating to Jounce is derived from the unaudited condensed consolidated financial statements of Jounce as of 30 September 2022, prepared in accordance with US GAAP set forth in Jounce’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2022 and, with respect to the proceeds received in connection with the Gilead transaction, in Jounce’s Current Report on Form 8-K filed with the SEC on 27 December 2022.
(vii)Certain figures contained in this Announcement have been subject to rounding adjustments.

Appendix 3

IRREVOCABLE UNDERTAKINGS
PART A: Redx Directors’ irrevocable undertakings
The following Redx Directors have given irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting.

Name of Redx Director	Number of Redx Shares in respect of which undertaking is given	Percentage of Redx issued share capital (excluding Redx Shares under option and Redx Shares held by RM3)
Lisa Anson	163,183	0.139%
Dr. Jane Griffiths	84,746	0.072%
Sarah Gordon Wild	1,316,587	1.125%
Peter Presland	146,225	0.125%

The obligations of the Redx Directors under the irrevocable undertakings shall lapse and cease to have effect on and from the following occurrences:
(a)if the Scheme does not become effective, lapses or is withdrawn without becoming or being declared unconditional in accordance with its terms; or
(b)if Jounce announces, with the consent of the Panel or any other relevant authority (if required), and before the Scheme Document is posted, that it does not intend to proceed with the Business Combination and no new, revised or replacement Scheme is announced by Jounce at the same time or within 28 days thereafter; or
(c)if the Scheme does not become effective by the Long-stop Date or such later date as we agree in writing; or
(d)if the Co-Operation Agreement is terminated in accordance with its terms.

PART B: Non-director Redx Shareholder irrevocable undertakings
The following holders or controllers of Redx Shares have given irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting:

Name of Redx Shareholder giving undertaking	Number of Redx Shares in respect of which undertaking is given	Percentage of Redx issued share capital (excluding Redx Shares under option and Redx Shares held by RM3)
Sofinnova Crossover I SLP	44,061,134	37.6%
Redco II Master Funds, L.P.	27,461,017	23.5%
Polar Capital Funds Plc for and on behalf of Polar Capital Funds PLC- Healthcare Opportunities Funds	16,434,331	14.0%

The obligations of Sofinnova Crossover I SLP, Redco II Master Funds, L.P., and Polar Capital Funds Plc for and on behalf of Polar Capital Funds PLC- Healthcare Opportunities Funds under the irrevocable undertakings shall lapse and cease to have effect on and from the following occurrences:
(e)if the Scheme does not become effective, lapses or is withdrawn without becoming or being declared unconditional in accordance with its terms; or
(f)if Jounce announces, with the consent of the Panel or any other relevant authority (if required), and before the Scheme Document is posted, that it does not intend to proceed with the Business Combination and no new, revised or replacement Scheme is announced by Jounce at the same time or within 28 days thereafter; or
(g)if the Scheme does not become effective by the Long-stop Date or such later date as we agree in writing; or
(h)if the Co-Operation Agreement is terminated in accordance with its terms.

PART C: Merger Agreement
Jounce and one of its wholly-owned subsidiaries have also entered into a merger agreement with RM3 which holds a total of 217,880,610 Redx Shares, representing, in aggregate, approximately 65.1 per cent. of the ordinary share capital of Redx in issue on the Latest Practicable Date and Convertible Loan Notes with a face value of £11m pursuant to which:
•conditional upon the Court sanctioning the Scheme and issuing the Court Order, RM3 agrees to convert the Convertible Loan Notes held by it into Redx Shares, with such conversion effective immediately prior to completion of the mergers contemplated pursuant to the Redmile Merger Agreement (as set out below);
•conditional upon the Court sanctioning the Scheme and issuing the Court Order and effective immediately prior to the Scheme becoming effective: (a) a wholly-owned subsidiary of Jounce will merge with and into RM3 (as a result of which RM3 will be the surviving entity and will become a wholly-owned subsidiary of Jounce) and Jounce will issue 61,079,462 Jounce Shares (subject to any adjustment to reflect the Exchange Ratio, as adjusted, including as a result of the Reverse Stock Split) to the members of RM3 (which are funds or entities controlled or advised by Redmile), immediately following which (b) RM3 will merge with and into Jounce; and
•the parties to the Redmile Merger Agreement acknowledge and agree that the mergers contemplated thereby are intended to be considered, together, as a transaction qualifying as a reorganisation under Section 368(a) of the IRC.
The number of Jounce Shares to be issued to the members of RM3 is the number of Jounce Shares which would have been issued to RM3 if the Redx Shares held by RM3 (following conversion of the Convertible Loan Notes held by RM3) had been subject to the Scheme.
The Redmile Merger Agreement includes customary representations and warranties and other undertakings and representation and warranties to Jounce, including that the only assets of RM3 are securities in Redx and that it has no liabilities and has conducted no business whatsoever other than the holding of securities in Redx.
The Redmile Merger Agreement may be terminated:
•by mutual written consent of the parties (subject to any required Panel consent);
•by either Jounce or RM3:
oif the Co-Operation Agreement has terminated or expired for any reason; or
oif the effectiveness of the merger has not occurred by the Long-stop Date.
The members of RM3 and Jounce have also entered into (i) a letter agreement (the “RM3 Shareholder Letter”) providing a $197,800,000 indemnity in respect of any breach of the representations and warranties relating to the absence of business activities and liabilities of RM3, among others and (ii) a registration rights agreement (the “Registration Rights Agreement”) pursuant to which the members of RM3 are granted certain customary registration rights related to the shares to be held by such members in Jounce.
PART D: Total irrevocable undertakings in respect of Redx Shares
Jounce has received irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting) from: (i) Sofinnova Crossover I SLP; (ii) Redco II Master Funds, L.P.; and (iii) Polar Capital Funds Plc for and on behalf of Polar Capital Funds PLC- Healthcare Opportunities Funds, which are irrevocable undertakings over 87,956,482 Redx Shares, representing, in aggregate, approximately 75.2 per cent. of the ordinary share capital of Redx in issue on the Latest Practicable Date (excluding the Redx Shares held by RM3).
Redx Directors, Lisa Anson, Dr. Jane Griffiths, Sarah Gordon Wild and Peter Presland have provided irrevocable undertakings which are irrevocable undertakings over 1,710,741 Redx Shares, representing, in aggregate, approximately 1.46 per cent. of the ordinary share capital of Redx in issue on the Latest Practicable Date (excluding the Redx Shares held by RM3).

Accordingly, considering: (i) the Director irrevocable undertakings, representing approximately 1.46 per cent. of the ordinary share capital of Redx in issue on the Latest Practicable Date (excluding the Redx Shares held by RM3); (ii) the Shareholder irrevocable undertakings given by (i) Sofinnova Crossover I SLP (ii) Redco II Master Funds, L.P and (iii) Polar Capital Funds Plc for and on behalf of Polar Capital Funds PLC- Healthcare Opportunities Funds, representing approximately 75.2 per cent. of the ordinary share capital of Redx in issue on the Latest Practicable Date (excluding the Redx Shares held by RM3), Jounce has received irrevocable undertakings in respect of a total of 89,667,223 Redx Shares representing, in aggregate, approximately 76.6 per cent. of the ordinary share capital of Redx in issue on the Latest Practicable Date (excluding the Redx Shares held by RM3).
PART E: Voting and support agreements in respect of Jounce Shares
Redx has received voting and support agreements to vote in favour of the Jounce Resolutions, subject to customary conditions, from the directors and executive officers of Jounce and certain shareholders of Jounce, with respect to 11,081,572 Jounce Shares, representing, in aggregate, approximately 21.3 per cent. of the issued and outstanding shares of Jounce on the Latest Practicable Date.

Appendix 4

DEFINITIONS
The following definitions apply throughout this Announcement unless the context requires otherwise:

AIM	the AIM market, a market operated by the London Stock Exchange
AIM Rules	the AIM Rules for Companies governing the admission to and operation of AIM published by the London Stock Exchange as amended from time to time
Announcement	this announcement
Authorisations	regulatory authorisations, orders, recognitions, grants, consents, clearances, confirmations, certificates, licences, permissions or approvals, in each case, of a Third Party
Blocking Law	means (i) any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union); or (ii) any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996, as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018
Business Day	a day (other than Saturdays, Sundays and public holidays in the UK and the US) on which banks are open for business in London, England and Boston, Massachusetts
Business Combination	the recommended all share merger between Redx and Jounce to be effected by means of the Scheme (or by way of Takeover Offer under certain circumstances described in this Announcement) and the Mergers and, where the context admits, any subsequent revision, variation, extension or renewal thereof.
Centerview	Centerview Partners UK LLP
Code	the City Code on Takeovers and Mergers
Companies Act	the Companies Act 2006, as amended

Conditions	the terms and conditions to the implementation of the Business Combination, as set out in Appendix 1 to this Announcement and to be set out in the Scheme Document
Convertible Loan Notes	means the convertible loan notes issued in the aggregate principal amount of £17 million by Redx to RM3 and Sofinnova Crossover I SLP, pursuant to the terms of the note purchase agreement dated 29 June 2020
Co-operation Agreement	the co-operation agreement entered into between Redx and Jounce dated 23 February 2023
Confidentiality Agreement	means the confidentiality agreement between Redx and Jounce dated 14 January 2023
Court	the High Court of Justice in England and Wales
Court Hearing	the hearing by the Court of the application to sanction the Scheme under Part 26 of the Companies Act
Court Meeting
the meeting of Scheme Shareholders to be convened pursuant to an order of the Court under the Companies Act for the purpose of considering and, if thought fit, approving the Scheme (with or without amendment), including any adjournment, postponement or reconvention thereof, notice of which is to be contained in the Scheme Document

Court Order	the order of the Court sanctioning the Scheme under section 899 of CA 2006
Cowen	Cowen Execution Services Limited
CVR	the contingent value rights to be issued pursuant to the terms of the CVR Agreement
CVR Agreement	the contingent value rights agreement to be entered into between Jounce and a third party rights agent prior to completion of the Business Combination
Daily Official List	the Daily Official List published by the London Stock Exchange
Dealing Arrangement	an arrangement of the kind referred to in Note 11(a) on the definition of acting in concert in the Code

Dealing Disclosure	has the same meaning as in Rule 8 of the Code
Disclosed
(A) in respect of the information disclosed by, or on behalf of Redx in the annual report and accounts of the Redx Group for the financial years ended 30 September 2020, 30 September 2021 or 30 September 2022;
(B) in respect of the information disclosed by, or on behalf of Jounce, (i) in Jounce’s Quarterly Reports on Form 10-Q filed with the SEC on 10 November, 4 August 2022 and 5 May 2022; (ii) in Jounce’s Annual Report on Form 10-K filed with the SEC on 2 March 2022; (iii) each Jounce Periodic Report on Form 8-K filed with the SEC since 1 January 2022; and (iv) any other Jounce SEC filing for the past three financial years preceding the date of this Announcement;
(C) in respect of the information disclosed by, or on behalf of either Redx and/or Jounce (as applicable), (i) in this Announcement; (ii) in any other announcement to a Regulatory Information Service by, or on behalf of Redx or Jounce (as applicable) prior to the publication of this Announcement; or (iii) as otherwise fairly disclosed to Redx or Jounce (as applicable) (or its respective officers, employees, agents or advisers) in writing prior to the date of this Announcement, including (but not limited to): (a) in connection with any management presentation or individual diligence calls in connection with the Business Combination which was attended by Redx or Jounce (as applicable) (or any of their respective officers, employees, agents or advisers in their capacity as such); or (b) via the virtual data room operated on behalf of Redx or Jounce (as applicable) in respect of the Business Combination

Effective
in the context of the Business Combination:
(a)    if the Business Combination is implemented by way of the Scheme, the Scheme having become effective pursuant to its terms; or
(b)    if the Business Combination is implemented by way of a Takeover Offer, such Takeover Offer having been declared and become unconditional in accordance with the Code

Effective Date	the date on which either (i) the Scheme becomes effective in accordance with its terms or; if Jounce elects, and the Panel consents, to implement the Business Combination by way of a Takeover Offer (as defined in Chapter 3 of Part 28 of the Companies Act), the date on which such Takeover Offer becomes or is declared unconditional
Elected Merger	any merger by an Electing Merger Participant in accordance with the Merger Steps
Electing Merger Participant	Redx Shareholders who participate in the Merger Steps in accordance with the requirements of this Announcement
Eligible Jounce Awardholders	holders of Jounce Share Awards immediately prior to completion of the Business Combination comprising vested options
Enlarged Group	the combined Redx Group and Jounce Group following completion of the Business Combination
Exchange Ratio	the ratio of 0.2105 Jounce Shares for each Redx Share in the event that the Reverse Stock Split is not implemented prior to completion of the Business Combination or 0.0421 Jounce Shares for each Redx Share in the event the Reverse Stock Split is implemented prior to or on completion of the Business Combination
Excluded Shares	(i) any Redx Shares beneficially owned by Jounce or any member of the Jounce Group, (ii) any Redx Shares held in treasury by Redx (iii) any Redx Shares held by Excluded Shareholders and (iv) any other Redx Shares which Redx and Jounce agree will not be subject to the Scheme
Excluded Shareholders	RM3 and any other Electing Merger Participant(s)

FCA or Financial Conduct Authority	the Financial Conduct Authority acting in its capacity as the competent authority for the purposes of Part VI of the UK Financial Services and Markets Act 2000
Forms of Proxy	the forms of proxy in connection with each of the Court Meeting and the General Meeting, which shall accompany the Scheme Document
General Meeting	the general meeting of Redx Shareholders (including any adjournment thereof) to be convened in connection with the Scheme
IFRS	International Financial Reporting Standards
Jounce	Jounce Therapeutics, Inc., a Delaware corporation whose registered office is at 780 Memorial Drive, Cambridge, Massachusetts, 02139
Jounce Directors	the directors of Jounce at the time of this Announcement or, where the context so requires, the directors of Jounce from time to time
Jounce Group	Jounce and its subsidiary undertakings and, where the context permits, each of them
Jounce Proxy Statement
one or more preliminary proxy statements to be filed by Jounce with the SEC around the same time as the Scheme Document is sent to Redx Shareholders and a definitive proxy statement to be filed with the SEC and sent by Jounce to Jounce Shareholders following SEC review and, if applicable, commentary

Jounce Resolutions	the resolutions to be put to Jounce Shareholders at the Jounce Special Meeting in due course in connection with the Business Combination
Jounce Share Awards	options to purchase Jounce Shares and/or restricted stock units with respect to Jounce Shares, as the case may be
Jounce Shareholders	the holders of Jounce Shares at any relevant date or time
Jounce Shares	shares of Jounce common stock par value $0.001 per share

Jounce Special Meeting	the special meeting of the Jounce Shareholders to be convened for the purpose of considering, and, if thought fit, approving the Jounce Resolutions
Latest Practicable Date	means 22 February 2023, being the latest practicable date prior to the publication of this Announcement
London Stock Exchange	London Stock Exchange plc
Long-stop Date	31 July 2023, or such later date as may be agreed by Redx and Jounce (with the Panel’s consent and as the Court may approve (if such approval(s) are required))
Mergers	the Redmile Merger together with the Elected Merger(s) (if any)
New Shares	the new shares in Jounce to be issued to Scheme Shareholders pursuant to the Business Combination
Offer Period	the offer period (as defined by the Code) relating to Redx, which commenced on the date of this Announcement
Opening Position Disclosure	has the same meaning as in Rule 8 of the Code
Overseas Shareholders	Redx Shareholders (or nominees of, or custodians or trustees for Redx Shareholders) not resident in, or nationals or citizens of the United Kingdom
Panel	the Panel on Takeovers and Mergers
Redmile	Redmile Group, LLC
Redmile Merger	the merger transaction between RM3 and Jounce and its affiliates in accordance with the Merger Steps
Redx	Redx Pharma plc
Redx Directors	the directors of Redx at the time of this Announcement or, where the context so requires, the directors of Redx from time to time

Redx Group	Redx and its subsidiary undertakings and, where the context permits, each of them
Redx In the Money Options	Redx Share Awards with an exercise price per Redx Share equal to or less than the value of the New Shares receivable by a Redx Shareholder in respect of one Redx Share as consideration for the Business Combination on the Effective Date
Redx Out of the Money Options	Redx Share Awards other than the Redx In the Money Options
Redx Shareholders or Shareholders	the holders of Redx Shares at any relevant date or time
Redx Share Awards
collectively, the share options granted over Redx Shares under (i) the Non-Plan Share Option Grant Notices attaching Non-Plan Option Agreement entered into between Redx and Mr Collum in respect of options over a total of 2,700,000 Redx Shares; (ii) the Redx Directors Share Option Scheme adopted by the Redx Board on 30 June 2021; (iii) the Redx All Employee Share Option Scheme adopted by the Redx Board on 25 June 2020; and (iv) the Redx Enterprise Management Incentive Scheme adopted by the Redx Board on 13 March 2015

Redx Shares	the existing unconditionally allotted or issued and fully paid ordinary shares of 1 pence each in the capital of Redx and any further such ordinary shares which are unconditionally allotted or issued before the Scheme becomes effective
Registrar of Companies	the Registrar of Companies in England and Wales
Registration Rights Agreement	the registration rights agreement between the members of RM3 and Jounce related to the shares to be held by such members in Jounce
Regulatory Information Service	a service approved by the London Stock Exchange for the distribution to the public of announcements and included within the list on the website of the London Stock Exchange
Restricted Jurisdiction	any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Business Combination is sent or made available to Redx Shareholders

Reverse Stock Split	the reverse stock split that Jounce intends to conduct in conjunction with the Business Combination, with a ratio of one new share for every five outstanding shares of Jounce
RM3	RM Special Holdings 3, LLC an entity owned directly or indirectly by funds advised or managed by Redmile
Scheme or Scheme of Arrangement	the proposed scheme of arrangement under Part 26 of the Companies Act between Redx and the Scheme Shareholders in connection with the Business Combination, with or subject to any modification, addition or condition approved or imposed by the Court and agreed by Redx and Jounce
Scheme Document	the document to be sent to Redx Shareholders (and persons with information rights) containing, amongst other things, the Scheme and the notices convening the Court Meeting and the General Meeting
Scheme Record Time	the time and date specified as such in the Scheme Document, expected to be 6.00 p.m. on the Business Day immediately prior to the Effective Date
Scheme Shareholder	a holder of Scheme Shares at any relevant date or time
Scheme Shares
a definition to be specified in the Scheme Document, expected to be:
(a)    Redx Shares in issue as at the date of the Scheme Document;
(b)    (if any) Redx Shares issued after the date of the Scheme Document but prior to the Voting Record Time; and
(c)    (if any) Redx Shares issued at or after the Voting Record Time and before the Scheme Record Time, either on terms that the original or any subsequent holders thereof shall be bound by the Scheme, or in respect of which the holders thereof shall have agreed in writing to be, bound by the Scheme, and, in each case (where the context requires), remaining in issue at the Scheme Record Time, but excluding Excluded Shares

SEC Significant Interest
U.S. Securities and Exchange Commission
in relation to an undertaking, a direct or indirect interest of 20 per cent. or more of the total voting rights conferred by the equity share capital (as defined in section 548 of the Companies Act) of such undertaking

SPARK	SPARK Advisory Partners Limited
Takeover Offer	should the Business Combination be implemented by way of a Takeover Offer as defined in Chapter 3 of Part 28 of the Companies Act, the offer to be made by or on behalf of Jounce to acquire the entire issued and to be issued ordinary share capital of Redx and, where the context admits, any subsequent revision, variation, extension or renewal of such takeover offer
Third Party	each of a central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental, administrative, fiscal or investigative body, court, trade agency, association, institution, environmental body, employee representative body or any other body or person whatsoever in any jurisdiction
United Kingdom or UK	the United Kingdom of Great Britain and Northern Ireland
United States or US	the United States of America, its territories and possessions, any state of the United States of America, the District of Columbia and all other areas subject to its jurisdiction and any political sub-division thereof
US Exchange Act	the United States Securities Exchange Act of 1934
Voting Record Time	the time and date to be specified in the Scheme Document by reference to which entitlement to vote on the Scheme will be determined

Wider Jounce Group	Jounce and associated undertakings and any other body corporate, partnership, joint venture or person in which Jounce and all such undertakings (aggregating their interests) have a Significant Interest and
Wider Redx Group	Redx and associated undertakings (but excluding any shareholders of Redx) and any other body corporate, partnership, joint venture or person in which Redx and such undertakings (aggregating their interests) have a Significant Interest.

For the purposes of this Announcement, “subsidiary”, “subsidiary undertaking”, “undertaking” and “associated undertaking” have the respective meanings given thereto by the Companies Act.
All references to “pounds”, “pounds Sterling”, “Sterling”, “£”, “pence”, “penny” and “p” are to the lawful currency of the United Kingdom.
All references to “Euros”, “EUR” and “€” are to the lawful currency of the member states of the European Union that adopt a single currency in accordance with the Treaty establishing the European Community as amended by the Treaty on the European Union.
All references to “US$”, “$” and “US Dollars” are to the lawful currency of the United States.
All the times referred to in this Announcement are London times unless otherwise stated.
References to the singular include the plural and vice versa.